Exhibit 10.1

EXECUTION COUNTERPART

REVOLVING CREDIT AGREEMENT

dated as of August 20, 2004

among

CHECKFREE CORPORATION, CHECKFREE SERVICES CORPORATION, AND
CHECKFREE INVESTMENT CORPORATION,
as Borrowers

THE LENDERS FROM TIME TO TIME PARTY HERETO

SUNTRUST BANK,
as Administrative Agent

BANK OF AMERICA, N.A.,
as Syndication Agent

and

KEYBANK NATIONAL ASSOCIATION,
US BANK
and
BNP PARIBAS,
as Documentation Agents

SUNTRUST CAPITAL MARKETS, INC.
as Joint Lead Arranger and Sole Book Runner

and

BANC OF AMERICA SECURITIES, LLC
as Joint Lead Arranger

Schedules

Schedule I	-	Applicable Margin and Applicable Percentage
Schedule 4.5	-	Environmental Matters
Schedule 4.14	-	Subsidiaries
Schedule 7.1	-	Outstanding Indebtedness
Schedule 7.2	-	Existing Liens
Schedule 7.4	-	Existing Investments
Schedule 7.7	-	Transactions with Affiliates
Schedule 7.8	-	Agreements with Restrictive Covenants

Exhibits

Exhibit A	-	Form of Revolving Credit Note
Exhibit B	-	Form of Swingline Note
Exhibit C	-	Form of Assignment and Acceptance
Exhibit D	-	Form of Subsidiary Guaranty Agreement

Exhibit 2.3	-	Form of Notice of Revolving Borrowing
Exhibit 2.4	-	Form of Notice of Swingline Borrowing
Exhibit 2.6	-	Form of Continuation/Conversion
Exhibit 5.1(c)	-	Form of Compliance Certificate

REVOLVING CREDIT AGREEMENT

          THIS REVOLVING CREDIT AGREEMENT (this “Agreement”) is made and entered into as of August 20, 2004, by and among CHECKFREE CORPORATION, a Delaware corporation (the “Parent”), CHECKFREE SERVICES CORPORATION, a Delaware corporation (“Services”), and CHECKFREE INVESTMENT CORPORATION, a Nevada corporation (“Checkfree Investment”; and together with the Parent and Services, each a “Borrower” and collectively, the “Borrowers”), the several banks and other financial institutions from time to time party hereto (the “Lenders”), and SUNTRUST BANK, in its capacity as administrative agent for the Lenders (the “Administrative Agent”), as issuing bank (the “Issuing Bank”), and as swingline lender (the “Swingline Lender”).

W I T N E S S E T H:

          WHEREAS, the Borrowers have requested that the Lenders establish a $185,000,000 revolving credit facility in favor of the Borrowers;

          WHEREAS, subject to the terms and conditions of this Agreement, the Lenders, to the extent of their respective Commitments as defined herein, are willing severally to establish the requested revolving credit facility in favor of the Borrowers.

          NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the Borrowers, the Lenders, Administrative Agent, the Issuing Bank and the Swingline Lender agree as follows:

ARTICLE I

DEFINITIONS; CONSTRUCTION

          Section 1.1. Definitions. In addition to the other terms defined herein, the following terms used herein shall have the meanings herein specified (to be equally applicable to both the singular and plural forms of the terms defined):

          “Account Debtor” shall mean any Person who is obligated under an Account.

          “Accounts” shall mean, for any Person, all “accounts” (as defined in the UCC), now or hereafter owned or acquired by such Person or in which such Person now or hereafter has or acquires any rights and, in any event, shall mean and include, without limitation, (a) all accounts receivable, contract rights, book debts, notes, drafts and other obligations or indebtedness owing to such Person arising from the sale or lease of goods or other property by it or the performance of services by it (including, without limitation, any such obligation which might be characterized as an account, contract right or general intangible under the Uniform Commercial Code in effect in any jurisdiction), (b) all of such Person’s rights in, to and under all purchase and sales orders for goods, services or other property, and all of such Person’s rights to any goods, services or other property represented by any of the foregoing (including returned or repossessed goods and unpaid sellers’ rights of rescission, replevin, reclamation and rights to stoppage in transit), (c) all monies due to or to become due to such Person under all contracts for the sale, lease or exchange of goods or other property or the performance of services by it

(whether or not yet earned by performance on the part of such Person), and (d) all collateral security and guarantees of any kind given to such Person with respect to any of the foregoing.

          “ACH Master Agreements” shall mean, collectively, ACH Master Agreement #1 and Future ACH Master Agreements.

          “ACH Master Agreement #1” shall mean that certain Master Agreement, dated as of August 5, 2003, by and among Services, SunTrust Bank and Bastogne.

          “ACH Program Documents” shall mean the ACH Master Agreements, and all other documents and agreements by and among Services or one of its Affiliates and either ACH Provider, relating to the ACH Programs.

          “ACH Programs” shall mean all programs and arrangements among Services, its affiliates and any ACH Provider to provide ACH Services.

          “ACH Provider” shall mean either SunTrust Bank or Bank of America, N.A. or any other Lender, as providers to Services or its affiliates of ACH Services.

          “ACH Services” shall mean the provision of access, through the use of routing and transit numbers, to the ACH processing, clearing and settlement capability offered by the Federal Reserve Bank.

          “Additional Lender” shall have the meaning given to such term in Section 2.22.

          “Adjusted LIBO Rate” shall mean, with respect to each Interest Period for a Eurodollar Borrowing, the rate per annum obtained by dividing (a) LIBOR for such Interest Period by (b) a percentage equal to 1.00 minus the Eurodollar Reserve Percentage.

          “Administrative Questionnaire” shall mean, with respect to each Lender, an administrative questionnaire in the form prepared by the Administrative Agent and submitted to the Administrative Agent duly completed by such Lender.

          “Affiliate” shall mean, as to any Person, any other Person that directly, or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such Person. For purposes of this definition, “Control” shall mean the power, directly or indirectly, either to (a) vote 10% or more of securities having ordinary voting power for the election of directors (or persons performing similar functions) of a Person or (b) direct or cause the direction of the management and policies of a Person, whether through the ability to exercise voting power, by control or otherwise. The terms “Controlling”, “Controlled by”, and “under common Control with” have meanings correlative thereto.

          “Aggregate Revolving Commitment Amount” shall mean the aggregate principal amount of the Aggregate Revolving Commitments from time to time. On the Closing Date, the Aggregate Revolving Commitment Amount equals $185,000,000.

          “Aggregate Revolving Commitments” shall mean, collectively, all Revolving Commitments of all Lenders at any time outstanding.

          “Aggregate Subsidiary Threshold” shall mean (i) for Consolidated EBITDA, an amount equal to seventy-five percent (75%) of Consolidated EBITDA of the Parent and its Subsidiaries for the most recent Fiscal Quarter as shown on the financial statements most recently delivered or required to be delivered pursuant to Section 5.1(a) or (b), as the case may be and (ii) cash, Permitted Investments, short and long term investments, accounts receivable and fixed assets, an amount equal to seventy-five percent (75%) of the consolidated cash, Permitted Investments, short and long term investments, accounts receivable and fixed assets of the Parent and its Subsidiaries for the most recent Fiscal Quarter as shown on the financial statements most recently delivered or required to be delivered pursuant to Section 5.1(a) or (b), as the case may be.

          “Applicable Lending Office” shall mean, for each Lender and for each Type of Loan, the “Lending Office” of such Lender (or an Affiliate of such Lender) designated for such Type of Loan in the Administrative Questionnaire submitted by such Lender or such other office of such Lender (or an Affiliate of such Lender) as such Lender may from time to time specify to the Administrative Agent and the Borrowers as the office by which its Loans of such Type are to be made and maintained.

          “Applicable Margin” shall mean, as of any date, with respect to interest on all Revolving Loans outstanding on any date or the letter of credit fee, as the case may be, a percentage per annum determined by reference to the applicable Leverage Ratio from time to time in effect as set forth on Schedule I; provided, that a change in the Applicable Margin resulting from a change in the Leverage Ratio shall be effective on the second Business Day after which the Parent delivers the financial statements required by Section 5.1(a) or (b) and the Compliance Certificate required by Section 5.1(c); provided further, that if at any time the Parent shall have failed to deliver such financial statements and such Compliance Certificate when so required, the Applicable Margin shall be at Level IV as set forth on Schedule I until such time as such financial statements and Compliance Certificate are delivered, at which time the Applicable Margin shall be determined as provided above. Notwithstanding the foregoing, the Applicable Margin from the Closing Date until the financial statements and Compliance Certificate for the Fiscal Quarter ending September 30, 2004 are required to be delivered shall be at Level II as set forth on Schedule I.

          “Applicable Percentage” shall mean, as of any date, with respect to the commitment fee as of any date, the percentage per annum determined by reference to the applicable Leverage Ratio in effect on such date as set forth on Schedule I; provided, that a change in the Applicable Percentage resulting from a change in the Leverage Ratio shall be effective on the second Business Day after which the Parent delivers the financial statements required by Section 5.1(a) or (b) and the Compliance Certificate required by Section 5.1(c); provided further, that if at any time the Parent shall have failed to deliver such financial statements and such Compliance Certificate, the Applicable Percentage shall be at Level IV as set forth on Schedule I until such time as such financial statements and Compliance Certificate are delivered, at which time the Applicable Percentage shall be determined as provided above. Notwithstanding the foregoing, the Applicable Percentage for the commitment fee from the Closing Date until the financial statements and Compliance Certificate for the Fiscal Quarter ending September 30, 2004 are required to be delivered shall be at Level II as set forth on Schedule I.

          “Approved Fund” shall mean any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

          “ARC Transmission Agreement” shall mean that certain ARC Transmission Services Agreement, dated as of August 20, 2004, between Services and SunTrust Bank.

          “Assignment and Acceptance” shall mean an assignment and acceptance entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 10.4(b)) and accepted by the Administrative Agent, in the form of Exhibit C attached hereto or any other form approved by the Administrative Agent.

          “Availability Period” shall mean the period from the Closing Date to the Termination Date.

          “Base Rate” shall mean the higher of (a) the per annum rate which the Administrative Agent publicly announces from time to time to be its prime lending rate, as in effect from time to time, and (b) the Federal Funds Rate, as in effect from time to time, plus one-half of one percent (0.50%). The Administrative Agent’s prime lending rate is a reference rate and does not necessarily represent the lowest or best rate charged to customers. The Administrative Agent may make commercial loans or other loans at rates of interest at, above or below the Administrative Agent’s prime lending rate. Each change in the Administrative Agent’s prime lending rate shall be effective from and including the date such change is publicly announced as being effective.

          “Bastogne” shall mean Bastogne, Inc., a Nevada corporation.

          “Borrowing” shall mean a borrowing consisting of (i) Loans of the same Class and Type, made, converted or continued on the same date and in case of Eurodollar Loans, as to which a single Interest Period is in effect, or (ii) a Swingline Loan.

          “Business” shall mean Services’ bill payment service for Subscribers and the collection and disbursement services provided by Bastogne in connection therewith.

          “Business Day” shall mean (i) any day other than a Saturday, Sunday or other day on which commercial banks in Atlanta, Georgia are authorized or required by law to close and (ii) if such day relates to a Borrowing of, a payment or prepayment of principal or interest on, a conversion of or into, or an Interest Period for, a Eurodollar Loan or a notice with respect to any of the foregoing, any day on which dealings in Dollars are carried on in the London interbank market.

          “Capital Expenditures” shall mean for any period, without duplication, (i) the additions to property, plant and equipment and other capital expenditures of the Parent and its Subsidiaries that are (or upon acquisition would be) set forth on a consolidated statement of cash flows of the Parent for such period prepared in accordance with GAAP and (ii) Capital Lease Obligations incurred by the Parent and its Subsidiaries during such period.

          “Capital Lease Obligations” of any Person shall mean all obligations of such Person to pay rent or other similar amounts under any lease (or other arrangement conveying the right to use) of real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

          “Capital Stock” shall mean any non-redeemable capital stock (or in the case of a partnership or limited liability company, the partners’ or members’ equivalent equity interest) of the Parent or any of its Subsidiaries (to the extent issued to a Person other than the Parent), whether common or preferred.

          “Change in Control” shall mean the occurrence of one or more of the following events: (a) any sale, lease, exchange or other transfer (in a single transaction or a series of related transactions) of all or substantially all of the assets of the Parent to any Person or “group” (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder in effect on the date hereof), (b) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or “group” (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof) of 30% or more of the outstanding shares of the voting stock of the Parent; or (c) occupation of a majority of the seats (other than vacant seats) on the board of directors of the Parent by Persons who were neither (i) nominated by the current board of directors or (ii) appointed by directors so nominated; or (d) the failure of the Parent to own and control, directly or indirectly, 100% of the issued and outstanding capital stock of any other Borrower (unless otherwise permitted hereunder).

          “Change in Law” shall mean (a) the adoption of any applicable law, rule or regulation after the date of this Agreement, (b) any change in any applicable law, rule or regulation, or any change in the interpretation or application thereof, by any Governmental Authority after the date of this Agreement, or (c) compliance by any Lender (or its Applicable Lending Office) or the Issuing Bank (or for purposes of Section 2.17(b), by such Lender’s or the Issuing Bank’s parent corporation, if applicable) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.

          “Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans or Swingline Loans and when used in reference to any Commitment, refers to whether such Commitment is a Revolving Commitment or a Swingline Commitment.

          “Closing Date” shall mean the date on which the conditions precedent set forth in Section 3.1 and Section 3.2 have been satisfied or waived in accordance with Section 10.2.

          “Code” shall mean the Internal Revenue Code of 1986, as amended and in effect from time to time.

          “Collateral” shall mean all tangible and intangible property of any Loan Party that is the subject of a Lien granted pursuant to a Loan Document to the Collateral Agent for the benefit of the Secured Parties to secure the whole or any part of the Obligations or any Guarantee thereof, and shall include, without limitation, all casualty insurance proceeds and condemnation awards with respect to any of the foregoing.

          “Collateral Agent” shall mean SunTrust Bank, in its capacity as collateral agent for the Secured Parties.

          “Commitment” shall mean a Revolving Commitment or a Swingline Commitment or any combination thereof (as the context shall permit or require).

          “Compliance Certificate” shall mean a certificate from the principal financial officer of the Parent in the form of, and containing the certifications set forth in, the certificate attached hereto as Exhibit 5.1(c).

          “Consolidated EBITDA” shall mean, for the Parent and its Subsidiaries for any period, an amount equal to the sum of (i) Consolidated Net Income for such period plus (ii) to the extent deducted in determining Consolidated Net Income for such period, (A) Consolidated Interest Expense, (B) income tax expense determined on a consolidated basis in accordance with GAAP, (C) depreciation and amortization determined on a consolidated basis in accordance with GAAP, (D) write-downs of in-process research and development costs determined on a consolidated basis in accordance with GAAP, (E) non-recurring cash charges for severance determined on a consolidated basis in accordance with GAAP in an amount not to exceed 5% of Consolidated EBITDA (excluding this clause (E)), (F) non-cash charges incurred in connection with the issuance of stock options and (G) all other non-recurring non-cash charges, including, without limitation, non-cash charges incurred in connection with the issuance by Parent of warrants, determined on a consolidated basis in accordance with GAAP, in each case for such period; provided, however, that with respect to any Person, or substantially all of the assets of a Person, that is no longer a Subsidiary of the Parent or its Subsidiaries or became a Subsidiary of the Parent or its Subsidiaries, or was merged with or consolidated into, or acquired by, the Parent or its Subsidiaries during such period, Consolidated EBITDA shall also exclude or include, as the case may be, subject to the Administrative Agent’s reasonable satisfactory review, the Consolidated EBITDA of such Person or the Consolidated EBITDA attributable to such assets of such Person during such period as if such Person or assets were sold or acquired as of the first day of such period.

          “Consolidated EBITDAR” shall mean, for the Parent and its Subsidiaries for any period, an amount equal to the sum of (i) Consolidated EBITDA for such period and (ii) Consolidated Lease Expense for such period.

          “Consolidated Fixed Charges” shall mean, for the Parent and its Subsidiaries for any period, the sum (without duplication) of (i) Consolidated Interest Expense for such period and (ii) Consolidated Lease Expense for such period.

          “Consolidated Interest Expense” shall mean, for the Parent and its Subsidiaries for any period determined on a consolidated basis in accordance with GAAP, the sum of (i) total interest expense in connection with Indebtedness, including without limitation the interest component of any payments in respect of Capital Lease Obligations capitalized or expensed during such period (whether or not actually paid during such period) plus (ii) the net amount payable (or minus the net amount receivable) with respect to Hedging Obligations during such period (whether or not actually paid or received during such period).

          “Consolidated Lease Expense” shall mean, for the Parent and its Subsidiaries for any period, the aggregate amount of fixed and contingent rentals payable with respect to leases of real and personal property (excluding Capital Lease Obligations) determined on a consolidated basis in accordance with GAAP for such period.

          “Consolidated Net Income” shall mean, for the Parent and its Subsidiaries for any period, the net income (or loss) of the Parent and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, excluding therefrom (to the extent otherwise included therein) (i) any extraordinary gains or losses, (ii) any gains attributable to write-ups of assets, (iii) any equity interest of the Parent or any Subsidiary of the Parent in the unremitted earnings of any Person that is not a Subsidiary and (iv) any income (or loss) of any Person or assets of any Person accrued after the date such Person ceased to be a Subsidiary or such assets were sold or otherwise disposed of by such Person; provided, however, that Consolidated Net Income shall include therein (to the extent otherwise excluded therefrom) any income (or loss) of any Person accrued prior to the date it became a Subsidiary, or was merged into or consolidated with the Parent or any Subsidiary, or the date that such Person’s assets are acquired by the Parent or any Subsidiary.

          “Consolidated Net Worth” shall mean, as of any date, (i) the total assets of the Parent and its Subsidiaries that would be reflected on the Parent’s consolidated balance sheet as of such date prepared in accordance with GAAP, after eliminating all amounts properly attributable to minority interests, if any, in the stock and surplus of Subsidiaries, minus the sum of (i) the total liabilities of the Parent and its Subsidiaries that would be reflected on the Parent’s consolidated balance sheet as of such date prepared in accordance with GAAP and (ii) the amount of any write-up in the book value of any assets resulting from a revaluation thereof or any write-up in excess of the cost of such assets acquired reflected on the consolidated balance sheet of the Parent as of such date prepared in accordance with GAAP.

          “Consolidated Total Debt” shall mean, as of any date, all Indebtedness of the Parent and its Subsidiaries measured on a consolidated basis on such date, excluding Indebtedness of the type described in clause (xi) of the definition of Indebtedness.

          “Consolidated Total Net Debt” shall mean, as of any date, (i) Consolidated Total Debt, less (ii) all cash, cash equivalents and marketable securities of the Parent and its Subsidiaries, as determined in accordance with GAAP to the extent maintained in domestic deposit accounts or investment accounts.

          “Contractual Obligation” of any Person shall mean any provision of any security issued by such Person or of any agreement, instrument or undertaking under which such Person is obligated or by which it or any of the property in which it has an interest is bound.

          “Copyright” shall have the meaning assigned to such term in the Security Agreement.

          “Default” shall mean any condition or event that, with the giving of notice or the lapse of time or both, would constitute an Event of Default.

          “Default Interest” shall have the meaning set forth in Section 2.12(c).

          “Dollar(s)” and the sign “$” shall mean lawful money of the United States of America.

          “Domestic Subsidiary” shall mean any Subsidiary that is not a Foreign Subsidiary.

          “Electronic Commerce Services Division” shall mean any division of Services’ businesses which provides or supports services related to any electronic commerce transactions or services, including, without limitation, the Business and the Services’ bill presentment business.

          “Eligible Assignee” shall mean (i) a Lender; (ii) an Affiliate of a Lender; (iii) an Approved Fund; and (iv) any other Person (other than a natural Person) approved by the Administrative Agent, the Issuing Bank, and unless an Event of Default has occurred and is continuing, the Parent (each such approval not to be unreasonably withheld or delayed). If the consent of the Parent to an assignment or to an Eligible Assignee is required hereunder (including a consent to an assignment which does not meet the minimum assignment thresholds specified in Section 10.4(b)(i)), the Parent shall be deemed to have given its consent five Business Days after the date notice thereof has actually been delivered by the assigning Lender (through the Administrative Agent) to the Parent, unless such consent is expressly refused by the Parent prior to such fifth Business Day.

          “Environmental Laws” shall mean all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by or with any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, Release or threatened Release of any Hazardous Material or to health and safety matters.

          “Environmental Liability” shall mean any liability, contingent or otherwise (including any liability for damages, costs of environmental investigation and remediation, costs of administrative oversight, fines, natural resource damages, penalties or indemnities), of any Borrower or any Subsidiary directly or indirectly resulting from or based upon (i) any actual or alleged violation of any Environmental Law, (ii) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (iii) any actual or alleged exposure to any Hazardous Materials, (iv) the Release or threatened Release of any Hazardous Materials or (v) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

          “Equipment” shall mean all equipment, machinery, apparatus, fittings, fixtures and other tangible personal property of every kind and description used in the Electronic

Commerce Services Division of Services or owned by Services or in which Services has an interest, and all parts, accessories and special tools and all increases and accessions thereto and substitutions and replacements therefor.

          “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor statute.

          “ERISA Affiliate” shall mean any trade or business (whether or not incorporated), which, together with the Borrowers, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for the purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

          “ERISA Event” shall mean (i) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (ii) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (iii) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (iv) the incurrence by the Parent or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (v) the receipt by the Parent or any ERISA Affiliate from the PBGC or a plan administrator appointed by the PBGC of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (vi) the incurrence by the Parent or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (vii) the receipt by the Parent or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Parent or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

          “Eurodollar” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, bears interest at a rate determined by reference to the Adjusted LIBO Rate.

          “Eurodollar Reserve Percentage” shall mean the aggregate of the maximum reserve percentages (including, without limitation, any emergency, supplemental, special or other marginal reserves) expressed as a decimal (rounded upwards to the next 1/100th of 1%) in effect on any day to which the Administrative Agent is subject with respect to the Adjusted LIBO Rate pursuant to regulations issued by the Board of Governors of the Federal Reserve System (or any Governmental Authority succeeding to any of its principal functions) with respect to eurocurrency funding (currently referred to as “eurocurrency liabilities” under Regulation D). Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under Regulation D. The Eurodollar Reserve Percentage shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

          “Event of Default” shall have the meaning provided in Article VIII.

          “Excluded Taxes” shall mean with respect to the Administrative Agent, any Lender, the Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of any Borrower hereunder, (a) income or franchise taxes imposed on (or measured by) its net income by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which any Lender is located and (c) in the case of a Foreign Lender, any withholding tax that (i) is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement, (ii) is imposed on amounts payable to such Foreign Lender at any time that such Foreign Lender designates a new lending office, other than taxes that have accrued prior to the designation of such lending office that are otherwise not Excluded Taxes, and (C) is attributable to such Foreign Lender’s failure to comply with Section 2.19(e).

          “Federal Funds Rate” shall mean, for any day, the rate per annum (rounded upwards, if necessary, to the next 1/100th of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with member banks of the Federal Reserve System arranged by Federal funds brokers, as published by the Federal Reserve Bank of New York on the next succeeding Business Day or if such rate is not so published for any Business Day, the Federal Funds Rate for such day shall be the average rounded upwards, if necessary, to the next 1/100th of 1% of the quotations for such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by the Administrative Agent.

          “Fee Letter” shall mean that certain fee letter, dated as of April 9, 2004, executed by SunTrust Capital Markets, Inc. and SunTrust Bank and accepted by Parent.

          “Fiscal Quarter” shall mean any fiscal quarter of the Parent.

          “Fiscal Year” shall mean any fiscal year of the Parent.

          “Fixed Charge Coverage Ratio” shall mean, as of any date, the ratio of (a) Consolidated EBITDAR to (b) Consolidated Fixed Charges, in each case measured for the four consecutive Fiscal Quarters ending on or immediately prior to such date.

          “Foreign Lender” shall mean any Lender that is not a United States person under Section 7701(a)(3) of the Code.

          “Foreign Subsidiary” shall mean any Subsidiary that is organized under the laws of a jurisdiction other than one of the fifty states of the United States or the District of Columbia.

          “Future ACH Master Agreements” shall mean agreements entered into after the Closing Date between Checkfree Services and a Lender for the provision of ACH Services.

          “GAAP” shall mean generally accepted accounting principles in the United States applied on a consistent basis and subject to the terms of Section 1.3.

          “Governmental Authority” shall mean the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

          “Guarantee” of or by any Person (the “guarantor”) shall mean any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly and including any obligation, direct or indirect, of the guarantor (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (ii) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (iv) as an account party in respect of any letter of credit or letter of guaranty issued in support of such Indebtedness or obligation; provided, that the term “Guarantee” shall not include endorsements for collection or deposits in the ordinary course of business. The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which Guarantee is made or, if not so stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith. The term “Guarantee” used as a verb has a corresponding meaning.

          “Hazardous Materials” shall mean all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

          “Hedging Obligations” of any Person shall mean any and all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired under (i) any and all Hedging Transactions, (ii) any and all cancellations, buy backs, reversals, terminations or assignments of any Hedging Transactions and (iii) any and all renewals, extensions and modifications of any Hedging Transactions and any and all substitutions for any Hedging Transactions.

          “Hedging Transaction” of any Person shall mean any transaction (including an agreement with respect thereto) now existing or hereafter entered into by such Person that is a rate swap, basis swap, forward rate transaction, commodity swap, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collateral transaction, forward transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of these transactions) or any combination thereof, whether linked to one or more interest rates, foreign currencies, commodity prices, equity prices or other financial measures.

          “Indebtedness” of any Person shall mean, without duplication (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person in respect of the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of business, (iv) all obligations of such Person under any conditional sale or other title retention agreement(s) relating to property acquired by such Person, (v) all Capital Lease Obligations of such Person, (vi) all obligations, contingent or otherwise, of such Person in respect of letters of credit, acceptances or similar extensions of credit, (vii) all Guarantees of such Person of the type of Indebtedness described in clauses (i) through (vi) above, (viii) all Indebtedness of a third party secured by any Lien on property owned by such Person, whether or not such Indebtedness has been assumed by such Person, (ix) all obligations of such Person, contingent or otherwise, to purchase, redeem, retire or otherwise acquire for value any common stock of such Person, (x) Off-Balance Sheet Liabilities and (xi) all Hedging Obligations. The Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture in which such Person is a general partner or a joint venturer, except to the extent that the terms of such Indebtedness provide that such Person is not liable therefor.

          “Indemnified Taxes” shall mean Taxes other than Excluded Taxes.

          “Information Memorandum” shall mean the Confidential Information Memorandum dated April, 2004 relating to the Borrowers and the transactions contemplated by this Agreement and the other Loan Documents.

          “Intellectual Property Security Agreement” shall mean the Amended and Restated Intellectual Property Security Agreement, dated as of the date hereof, executed by Services in favor of the Collateral Agent.

          “Intercreditor Agreement” shall mean that certain Intercreditor Agreement, dated as of the date hereof, by and among the Secured Parties and acknowledged by the Borrowers.

          “Interest Period” shall mean with respect to (i) any Swingline Borrowing, such period as the Swingline Lender and the Borrowers shall mutually agree, and (ii) any Eurodollar Borrowing, a period of one, two, three or six months; provided, that:

      (i) the initial Interest Period for such Borrowing shall commence on the date of such Borrowing (including the date of any conversion from a Borrowing of another Type), and each Interest Period occurring thereafter in respect of such Borrowing shall commence on the day on which the next preceding Interest Period expires;

      (ii) if any Interest Period would otherwise end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day, unless such Business Day falls in another calendar month, in which case such Interest Period would end on the next preceding Business Day;

      (iii) any Interest Period which begins on the last Business Day of a calendar month or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period shall end on the last Business Day of such calendar month; and

      (iv) no Interest Period may extend beyond the Termination Date.

          “Investment Services Division” shall mean the division of Services’ business which provides or supports a range of investment portfolio management services to financial institutions, including broker dealers, money managers and investment advisors.

          “Issuing Bank” shall mean SunTrust Bank or any other Lender, each in its capacity as an issuer of Letters of Credit pursuant to Section 2.21.

          “LC Commitment” shall mean that portion of the Aggregate Revolving Commitments that may be used by the Borrowers for the issuance of Letters of Credit in an aggregate face amount not to exceed $20,000,000.

          “LC Disbursement” shall mean a payment made by the Issuing Bank pursuant to a Letter of Credit.

          “LC Documents” shall mean the Letters of Credit and all applications, agreements and instruments relating to the Letters of Credit.

          “LC Exposure” shall mean, at any time, the sum of (i) the aggregate undrawn amount of all outstanding Letters of Credit at such time, plus (ii) the aggregate amount of all LC Disbursements that have not been reimbursed by or on behalf of the Borrowers at such time. The LC Exposure of any Lender shall be its Pro Rata Share of the total LC Exposure at such time.

          “Lenders” shall have the meaning assigned to such term in the opening paragraph of this Agreement and shall include, where appropriate, the Swingline Lender and each Additional Lender that joins this Agreement pursuant to Section 2.22.

          “Letter of Credit” shall mean any letter of credit issued pursuant to Section 2.21 by the Issuing Bank for the account of the Borrowers pursuant to the LC Commitment.

          “Leverage Ratio” shall mean, as of any date, the ratio of (i) Consolidated Total Debt as of such date to (ii) Consolidated EBITDA for the four consecutive Fiscal Quarters ending on or immediately prior to such date.

          “LIBOR” shall mean, for any applicable Interest Period with respect to any Eurodollar Loan, the British Bankers’ Association Interest Settlement Rate per annum for deposits in Dollars for a period equal to such Interest Period appearing on the display designated as Page 3750 on the Dow Jones Markets Service (or such other page on that service or such other service designated by the British Bankers’ Association for the display of such Association’s Interest Settlement Rates for Dollar deposits) as of 11:00 a.m. (London, England time) on the day that is two Business Days prior to the first day of the Interest Period or if such Page 3750 is unavailable for any reason at such time, the rate which appears on the Reuters Screen ISDA Page as of such date and such time; provided, that if the Administrative Agent determines that the relevant foregoing sources are unavailable for the relevant Interest Period, LIBOR shall mean the rate of interest determined by the Administrative Agent to be the average (rounded upward, if necessary, to the nearest 1/100th of 1%) of the rates per annum at which deposits in Dollars are offered to the Administrative Agent two (2) Business Days preceding the first day of such Interest Period by leading banks in the London interbank market as of 10:00 a.m. (Atlanta, Georgia time) for delivery on the first day of such Interest Period, for the number of days comprised therein and in an amount comparable to the amount of the Eurodollar Loan of the Administrative Agent.

          “Lien” shall mean any mortgage, pledge, security interest, lien (statutory or otherwise), charge, encumbrance, hypothecation, assignment, deposit arrangement, or other arrangement having the practical effect of the foregoing or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having the same economic effect as any of the foregoing).

          “Loan Documents” shall mean, collectively, this Agreement, the Notes (if any), the LC Documents, the Subsidiary Guaranty Agreement, the Security Documents, the Intercreditor Agreement, all Notices of Borrowing, all Notices of Conversion/Continuation, all Compliance Certificates, the Fee Letter, all landlord waivers and consents, bailee agreements and any and all other instruments, agreements, documents and writings executed in connection with any of the foregoing.

          “Loan Parties” shall mean the Borrowers and the Subsidiary Loan Parties.

          “Loans” shall mean all Revolving Loans and Swingline Loans in the aggregate or any of them, as the context shall require.

          “Material Adverse Effect” shall mean, with respect to any event, act, condition or occurrence of whatever nature (including any adverse determination in any litigation, arbitration, or governmental investigation or proceeding), whether singularly or in conjunction with any other event or events, act or acts, condition or conditions, occurrence or occurrences whether or not related, a material adverse change in, or a material adverse effect on, (i) the business, results of operations, financial condition, assets, liabilities or prospects of the Parent and of the Parent and its Subsidiaries taken as a whole, (ii) the ability of the Loan Parties to perform any of their respective obligations under the Loan Documents, (iii) the rights and remedies of the Administrative Agent, the Issuing Bank, the Swingline Lender and the Lenders under any of the Loan Documents or (iv) the legality, validity or enforceability of any of the Loan Documents.

          “Material Indebtedness” shall mean Indebtedness (other than the Loans and Letters of Credit) or Hedging Obligations of the Parent or any of its Subsidiaries in an aggregate principal amount exceeding $10,000,000. For purposes of determining the amount of attributed Indebtedness from Hedging Obligations, the “principal amount” of any Hedging Obligations at any time shall be the Net Mark-to-Market Exposure of such Hedging Obligations at such time.

          “Material Subsidiary” shall mean at any time any direct or indirect Subsidiary of the Parent having: (a) assets in an amount equal to at least 10% of the total assets of the Parent and its Subsidiaries determined on a consolidated basis as of the last day of the most recent

Fiscal Quarter at such time; or (b) Consolidated EBITDA (measured for such Subsidiary on a stand-alone basis) in an amount equal to at least 10% of Consolidated EBITDA of the Parent and its Subsidiaries on a consolidated basis for the 12-month period ending on the last day of the most recent Fiscal Quarter at such time. Notwithstanding the foregoing, “Material Subsidiary” shall not include any SPVs.

          “Material Domestic Subsidiary” shall mean any Domestic Subsidiary that is also a Material Subsidiary or that owns a Material Subsidiary.

          “Merchants” shall mean individual and business merchants that Bastogne is authorized and directed to pay by any Subscriber, and any financial institutions to which Subscriber Funds (as such term is defined in the ACH Master Agreement #1) are transferred in order to effect payments to such individual and business merchants.

          “Moody’s” shall mean Moody’s Investors Service, Inc.

          “Multiemployer Plan” shall have the meaning set forth in Section 4001(a)(3) of ERISA.

          “Net Leverage Ratio” shall mean, as of any date, the ratio of (i) Consolidated Total Net Debt as of such date to (ii) Consolidated EBITDA for the four consecutive Fiscal Quarters ending on or immediately prior to such date; provided, however, that with respect to the calculation of Net Leverage Ratio pursuant to Section 3.2(c), Indebtedness outstanding under this Agreement will be measured as of such date but all other Consolidated Total Net Debt shall be measured as of the last day of the most recently ended fiscal month for which the Borrower has closed its books, which the Borrower agrees to do promptly in accordance with past practice.

          “Net Mark-to-Market Exposure” of any Person shall mean, as of any date of determination with respect to any Hedging Obligation, the excess (if any) of all unrealized losses over all unrealized profits of such Person arising from such Hedging Obligation. “Unrealized losses” shall mean the fair market value of the cost to such Person of replacing the Hedging Transaction giving rise to such Hedging Obligation as of the date of determination (assuming the Hedging Transaction were to be terminated as of that date), and “unrealized profits” means the fair market value of the gain to such Person of replacing such Hedging Transaction as of the date of determination (assuming such Hedging Transaction were to be terminated as of that date).

          “Notes” shall mean, collectively, the Revolving Credit Notes and the Swingline Note.

          “Notices of Borrowing” shall mean, collectively, the Notices of Revolving Borrowing and the Notices of Swingline Borrowing.

          “Notice of Conversion/Continuation” shall mean the notice given by the Parent to the Administrative Agent in respect of the conversion or continuation of an outstanding Borrowing as provided in Section 2.6(b).

          “Notice of Revolving Borrowing” shall have the meaning as set forth in Section 2.3.

          “Notice of Swingline Borrowing” shall have the meaning as set forth in Section 2.4(b).

          “Obligations” shall mean all amounts owing by the Borrowers to the Collateral Agent, the Administrative Agent, the Issuing Bank or any Lender (including the Swingline Lender) pursuant to or in connection with this Agreement or any other Loan Document, including without limitation, all principal, interest (including any interest accruing after the filing of any petition in bankruptcy or the commencement of any insolvency, reorganization or like proceeding relating to any Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), all reimbursement obligations, fees, expenses, indemnification and reimbursement payments, costs and expenses of the Collateral Agent, the Administrative Agent, the Issuing Bank and all Lenders (including all fees and expenses of counsel to the Collateral Agent, the Administrative Agent, the Issuing Bank and any Lender (including the Swingline Lender) incurred pursuant to this Agreement or any other Loan Document), whether direct or indirect, absolute or contingent, liquidated or unliquidated, now existing or hereafter arising hereunder or thereunder, and all Hedging Obligations owed to the Collateral Agent, the Administrative Agent, any Lender or any of their Affiliates incurred in order to limit interest rate or fee fluctuation with respect to the Loans and Letters of Credit, and all obligations and liabilities incurred in connection with collecting and enforcing the foregoing, together with all renewals, extensions, modifications or refinancings thereof.

          “Off-Balance Sheet Liabilities”of any Person shall mean (i) any repurchase obligation or liability of such Person with respect to accounts or notes receivable sold by such Person, (ii) any liability of such Person under any sale and leaseback transactions that do not create a liability on the balance sheet of such Person, (iii) any Synthetic Lease Obligation or (iv) any obligation arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the balance sheet of such Person.

          “OSHA” shall mean the Occupational Safety and Health Act of 1970, as amended from time to time, and any successor statute.

          “Other Taxes” shall mean any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

          “Parent” shall mean CheckFree Corporation, a Delaware corporation.

          “Participant” shall have the meaning set forth in Section 10.4(d).

          “Patent” shall have the meaning assigned to such term in the Security Agreement.

          “Payment Office” shall mean the office of the Administrative Agent located at 303 Peachtree Street, N.E., Atlanta, Georgia 30308, or such other location as to which the Administrative Agent shall have given written notice to the Parent and the other Lenders.

          “PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA, and any successor entity performing similar functions.

          “Perfection Certificate” shall have the meaning assigned to such term in the Security Agreement.

          “Permitted Acquisitions” shall mean the acquisition by any Borrower or any Subsidiary thereof of all or substantially all of the business or a line of business (whether by the acquisition of Capital Stock, assets or a combination thereof) of any other Person; provided, that (i) such business or line of business is in the same, a substantially related or a complimentary line of business as the business of the Borrowers and their Subsidiaries, taken as a whole, conducted on the Closing Date, (ii) such acquisition is made with the approval of the board of directors of the Person to be acquired, (iii) both before and immediately after giving pro forma effect to any such acquisition (A) no Default or Event of Default shall have occurred and be continuing and (B) all representations and warranties contained herein and in the other Loan Documents would be true and correct in all material respects, (iv) immediately after giving pro forma effect to such acquisition as though the acquisition had closed on the first day of the most recently ended four consecutive Fiscal Quarter period for which financial statements have been delivered pursuant to Section 5.1, the Borrowers would be in compliance with the financial covenants contained in Article VI as of the most recent Fiscal Quarter in respect of which the Parent is required to have delivered a Compliance Certificate pursuant to Section 5.1(c); (v) the total cash consideration paid in connection with all such acquisitions during the most recently ended four consecutive Fiscal Quarter period for which financial statements have been delivered pursuant to Section 5.1 shall not exceed 50% of Consolidated EBITDA for such four Fiscal Quarter period (excluding for purposes of this calculation the Person, assets or line of business being acquired), and (vi) the total consideration paid in connection with all such acquisitions during the most recently ended four consecutive Fiscal Quarter period for which financial statements have been delivered pursuant to Section 5.1 shall not exceed 75% of Consolidated EBITDA for such four Fiscal Quarter period (excluding for purposes of this calculation the Person, assets or line of business being acquired).

          “Permitted Encumbrances” shall mean:

      (i) Liens imposed by law for taxes not yet due or which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves are being maintained in accordance with GAAP;

      (ii) statutory Liens of landlords, carriers, warehousemen, mechanics, materialmen and similar Liens arising by operation of law in the ordinary course of business for amounts not yet due or which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves are being maintained in accordance with GAAP;

      (iii) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;

      (iv) deposits or pledges to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

      (v) judgment and attachment liens not giving rise to an Event of Default or Liens created by or existing from any litigation or legal proceeding that are currently being contested in good faith by appropriate proceedings and with respect to which adequate reserves are being maintained in accordance with GAAP; and

      (vi) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or materially interfere with the ordinary conduct of business of the Parent and its Subsidiaries taken as a whole;

provided, that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness.

          “Permitted Investments” shall mean:

      (i) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States), in each case maturing within one year from the date of acquisition thereof;

      (ii) commercial paper having the highest rating, at the time of acquisition thereof, of S&P or Moody’s and in either case maturing within six months from the date of acquisition thereof;

      (iii) certificates of deposit, bankers’ acceptances and time deposits maturing within 180 days of the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States or any state thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000;

      (iv) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (i) above and entered into with a financial institution satisfying the criteria described in clause (iii) above;

      (v) mutual funds investing solely in any one or more of the Permitted Investments described in clauses (i) through (iv) above; and

      (vi) any Investments made pursuant to the Investment policy for Subscriber Funds, as adopted on January 31, 2002.

          “Person” shall mean any individual, partnership, firm, corporation, association, joint venture, limited liability company, trust or other entity, or any Governmental Authority.

          “Plan” shall mean any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Parent or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

          “Pro Rata Share” shall mean, with respect to the Revolving Commitment of any Lender at any time, a percentage, the numerator of which shall be such Lender’s Revolving Commitment (or if such Revolving Commitment has been terminated or expired or the Loans have been declared to be due and payable, such Lender’s Revolving Credit Exposure), and the denominator of which shall be the sum of the Revolving Commitments of all Lenders (or if such Revolving Commitments have been terminated or expired or the Loans have been declared to be due and payable, all Revolving Credit Exposure of all Lenders).

          “Regulation D” shall mean Regulation D of the Board of Governors of the Federal Reserve System, as the same may be in effect from time to time, and any successor regulations.

          “Related Parties” shall mean, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

          “Release” shall mean any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into the environment (including ambient air, surface water, groundwater, land surface or subsurface strata) or within any building, structure, facility or fixture.

          “Required Lenders” shall mean, at any time, Lenders holding more than 50% of the aggregate outstanding Revolving Commitments at such time or if the Lenders have no Revolving Commitments, then Lenders holding more than 50% of the Revolving Credit Exposure.

          “Requirement of Law” for any Person shall mean the articles or certificate of incorporation, bylaws, partnership certificate and agreement, or limited liability company certificate of organization and agreement, as the case may be, and other organizational and governing documents of such Person, and any law, treaty, rule or regulation, or determination of a Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

          “Responsible Officer” shall mean any of the president, the chief executive officer, the chief operating officer, the chief financial officer, the treasurer or a vice president of any Borrower or such other representative of any Borrower as may be designated in writing by any one of the foregoing; and, with respect to the financial covenants only, the chief financial officer or the treasurer of the Parent.

          “Restricted Payment” shall have the meaning set forth in Section 7.5.

          “Revolving Commitment” shall mean, with respect to each Lender, the obligation of such Lender to make Revolving Loans to the Borrowers and to participate in Letters of Credit and Swingline Loans in an aggregate principal amount not exceeding the amount set forth with respect to such Lender on Annex I, as such annex may be amended pursuant to Section 2.21, or in the case of a Person becoming a Lender after the Closing Date through an assignment of an existing Revolving Commitment, the amount of the assigned “Revolving Commitment” as provided in the Assignment and Acceptance executed by such Person as an assignee, as the same may be increased or deceased pursuant to terms hereof.

          “Revolving Credit Exposure” shall mean, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Revolving Loans, LC Exposure and Swingline Exposure.

          “Revolving Credit Note” shall mean a promissory note of the Borrowers payable to the order of a requesting Lender in the principal amount of such Lender’s Revolving Commitment, in substantially the form of Exhibit A.

          “Revolving Loan” shall mean a loan made by a Lender (other than the Swingline Lender) to any Borrower under its Revolving Commitment, which may either be a Base Rate Loan or a Eurodollar Loan.

          “S&P” shall mean Standard & Poor’s.

          “Secured Parties” shall mean the Collateral Agent, the Administrative Agent, the Lenders, holders of Hedging Obligations that are Lenders or Affiliates of Lenders at the time such Hedging Obligations are executed, and the ACH Providers.

          “Security Agreement” shall mean that certain Amended and Restated Security Agreement, dated as of the date hereof, executed by Services in favor of the Collateral Agent.

          “Security Documents” shall mean, collectively, the Security Agreement, the Intellectual Property Security Agreement, the Perfection Certificate, and all other instruments and agreements now or hereafter securing the whole or any part of the Obligations or any Guarantee thereof, all UCC financing statements, fixture financing statements, and all other documents, instruments, agreements and certificates executed and delivered by any Loan Party to the Collateral Agent and the other Secured Parties in connection with the foregoing.

          “Software Division” shall mean the division of Services’ business which provides software, and the maintenance, support and professional services related thereto, to large financial service providers and other companies, excluding any software or services related to or used in connection with the Business or the Electronic Commerce Services Division.

          “SPV” shall mean Bastogne or any other special purpose bankruptcy remote Subsidiary formed after the Closing Date.

          “Subscribers” shall mean the individual consumers and businesses that have contracted with Services, or a financial institution, Merchant or other service provider which has contracted with Services, for the bill payment services of Services.

          “Subsidiary” shall mean, with respect to any Person (the “parent”), any corporation, partnership, joint venture, limited liability company, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, partnership, joint venture, limited liability company, association or other entity (i) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power, or in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (ii) that is, as of such date, otherwise controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent. Unless otherwise indicated, all references to “Subsidiary” hereunder shall mean a Subsidiary of the Parent.

          “Subsidiary Guaranty Agreement” shall mean the Subsidiary Guaranty Agreement, dated as of the date hereof and substantially in the form of Exhibit D, made by certain Subsidiaries of the Parent in favor of the Collateral Agent for the benefit of the Secured Parties.

          “Subsidiary Guaranty Supplement” shall mean each supplement substantially in the form of Annex I to the Subsidiary Guaranty Agreement executed and delivered by a Subsidiary of the Parent pursuant to Section 5.10.

          “Subsidiary Loan Party” shall mean any Subsidiary that executes or becomes a party to the Subsidiary Guaranty Agreement.

          “Swingline Commitment” shall mean the commitment of the Swingline Lender to make Swingline Loans in an aggregate principal amount at any time outstanding not to exceed $10,000,000.

          “Swingline Exposure” shall mean, with respect to each Lender, the principal amount of the Swingline Loans in which such Lender is legally obligated either to make a Base Rate Loan or to purchase a participation in accordance with Section 2.4, which shall equal such Lender’s Pro Rata Share of all outstanding Swingline Loans.

          “Swingline Lender” shall mean SunTrust Bank, or any other Lender that may agree to make Swingline Loans hereunder.

          “Swingline Loan” shall mean a loan made to any Borrower by the Swingline Lender under the Swingline Commitment.

          “Swingline Note” shall mean the promissory note of the Borrowers payable to the order of the Swingline Lender in the principal amount of the Swingline Commitment, substantially the form of Exhibit B.

          “Swingline Rate” shall mean, for any Interest Period, the rate as offered by the Administrative Agent and accepted by the Parent. The Parent is under no obligation to accept this rate and the Administrative Agent is under no obligation to provide it.

          “Synthetic Lease” shall mean a lease transaction under which the parties intend that (i) the lease will be treated as an “operating lease” by the lessee pursuant to Statement of Financial Accounting Standards No. 13, as amended and (ii) the lessee will be entitled to various tax and other benefits ordinarily available to owners (as opposed to lessees) of like property.

          “Synthetic Lease Obligations” shall mean, with respect to any Person, the sum of (i) all remaining rental obligations of such Person as lessee under Synthetic Leases which are attributable to principal and, without duplication, (ii) all rental and purchase price payment obligations of such Person under such Synthetic Leases assuming such Person exercises the option to purchase the lease property at the end of the lease term.

          “Taxes” shall mean any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

          “Termination Date” shall mean the earliest of (i) August 20, 2007, (ii) the date on which the Revolving Commitments are terminated pursuant to Section 2.7 and (iii) the date on which all amounts outstanding under this Agreement have been declared or have automatically become due and payable (whether by acceleration or otherwise).

          “Trademark” shall have the meaning assigned to such term in the Security Agreement.

          “Type”, when used in reference to a Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Base Rate.

          “Uniform Commercial Code” or “UCC” shall mean the Uniform Commercial Code as in effect from time to time in the State of Georgia.

          “Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

          Section 1.2. Classifications of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g. a “Revolving Loan” or “Swingline Loan”) or by Type (e.g. a “Eurodollar Loan” or “Base Rate Loan”) or by Class and Type (e.g. “Revolving Eurodollar Loan”). Borrowings also may be classified and referred to by Class (e.g. “Revolving Borrowing”) or by Type (e.g. “Eurodollar Borrowing”) or by Class and Type (e.g. “ Revolving Eurodollar Borrowing”).

          Section 1.3. Accounting Terms and Determination. Unless otherwise defined or specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared, in accordance with GAAP as in effect from time to time, applied on a basis consistent with the most recent audited consolidated financial statement of the Parent delivered pursuant to Section 5.1(a); provided, that if the Parent notifies the Administrative Agent that the Borrowers wish to amend any covenant in Article VI to eliminate the effect of any change in GAAP on the operation of such covenant (or if the Administrative Agent notifies the Parent that the Required Lenders wish to amend Article VI for such purpose), then the Borrowers’ compliance with such covenant shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to the Parent and the Required Lenders.

          Section 1.4. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the word “to” means “to but excluding”. Unless the context requires otherwise (i) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as it was originally executed or as it may from time to time be amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (ii) any reference herein to any Person shall be construed to include such Person’s successors and permitted assigns, (iii) the words “hereof”, “herein” and “hereunder” and words of similar import shall be construed to refer to this Agreement as a whole and not to any particular provision hereof, (iv) all references to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles, Sections, Exhibits and Schedules to this Agreement and (v) all references to a specific time shall be construed to refer to the time in the city and state of the Administrative Agent’s principal office, unless otherwise indicated.

ARTICLE II

AMOUNT AND TERMS OF THE COMMITMENTS

          Section 2.1. General Description of Facilities. Subject to and upon the terms and conditions herein set forth, (i) the Lenders hereby establish in favor of the Borrowers a revolving credit facility pursuant to which each Lender severally agrees (to the extent of such Lender’s Revolving Commitment) to make Revolving Loans to the Borrowers in accordance with Section 2.2, and (ii) the Issuing Bank agrees to issue Letters of Credit in accordance with Section 2.21, (iii) the Swingline Lender agrees to make Swingline Loans in accordance with Section 2.4, and (iv) each Lender agrees to purchase a participation interest in the Letters of Credit and the Swingline Loans pursuant to the terms and conditions hereof; provided, that in no event shall the aggregate principal amount of all outstanding Revolving Loans, Swingline Loans and outstanding LC Exposure exceed at any time the Aggregate Revolving Commitment Amount from time to time in effect.

          Section 2.2. Revolving Loans. Subject to the terms and conditions set forth herein, each Lender severally agrees to make Revolving Loans to the Borrowers, from time to time during the Availability Period, in an aggregate principal amount outstanding at any time that will not result in (a) such Lender’s Revolving Credit Exposure exceeding such Lender’s

Revolving Commitment or (b) the aggregate Revolving Credit Exposures of all Lenders exceeding the Aggregate Revolving Commitment Amount. During the Availability Period, the Borrowers shall be entitled to borrow, prepay and reborrow Revolving Loans in accordance with the terms and conditions of this Agreement; provided, that the Borrowers may not borrow or reborrow should there exist a Default or Event of Default.

          Section 2.3. Procedure for Revolving Borrowings. The Parent shall give the Administrative Agent written notice (or telephonic notice promptly confirmed in writing) of each Revolving Borrowing substantially in the form of Exhibit 2.3 (a “Notice of Revolving Borrowing”) (x) prior to 11:00 a.m. (Atlanta, Georgia time) one (1) Business Day prior to the requested date of each Base Rate Borrowing and (y) prior to 11:00 a.m. (Atlanta, Georgia time) three (3) Business Days prior to the requested date of each Eurodollar Borrowing. Each Notice of Revolving Borrowing shall be irrevocable and shall specify: (i) the applicable Borrower (which shall be deemed to be the Parent if no specification is made), (ii) the aggregate principal amount of such Borrowing, (iii) the date of such Borrowing (which shall be a Business Day), (iv) the Type of such Revolving Loan comprising such Borrowing, and (v) in the case of a Eurodollar Borrowing, the duration of the initial Interest Period applicable thereto (subject to the provisions of the definition of Interest Period). Each Revolving Borrowing shall consist entirely of Base Rate Loans or Eurodollar Loans, as the Parent may request. The aggregate principal amount of each Eurodollar Borrowing shall be not less than $5,000,000 or a larger multiple of $1,000,000, and the aggregate principal amount of each Base Rate Borrowing shall not be less than $1,000,000 or a larger multiple of $100,000; provided, that Base Rate Loans made pursuant to Section 2.4 or Section 2.21(c) may be made in lesser amounts as provided therein. At no time shall the total number of Eurodollar Borrowings outstanding at any time exceed six. Promptly following the receipt of a Notice of Revolving Borrowing in accordance herewith, the Administrative Agent shall advise each Lender of the details thereof and the amount of such Lender’s Revolving Loan to be made as part of the requested Revolving Borrowing.

          Section 2.4. Swingline Commitment.

          (a) Subject to the terms and conditions set forth herein, the Swingline Lender agrees to make Swingline Loans to each Borrower, from time to time during the Availability Period, in an aggregate principal amount outstanding at any time not to exceed the lesser of (i) the Swingline Commitment then in effect and (ii) the difference between (x) the Aggregate Revolving Commitment Amount and (y) the aggregate Revolving Credit Exposures of all Lenders; provided, that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan. The Borrowers shall be entitled to borrow, repay and reborrow Swingline Loans in accordance with the terms and conditions of this Agreement.

          (b) (i) The Parent shall give the Administrative Agent written notice (or telephonic notice promptly confirmed in writing) of each Swingline Borrowing substantially in the form of Exhibit 2.4 (a “Notice of Swingline Borrowing”) prior to 10:00 a.m. (Atlanta, Georgia time) on the requested date of each Swingline Borrowing. Each Notice of Swingline Borrowing shall be irrevocable and shall specify: (i) the applicable Borrower (which shall be deemed to be the Parent if no specification is made), (ii) the principal amount of such Swingline Loan, (iii) the date of such Swingline Loan (which shall be a Business Day) and (iv) the account of the applicable Borrower to which the proceeds of such Swingline Loan should be credited.

The Administrative Agent will promptly advise the Swingline Lender of each Notice of Swingline Borrowing. Each Swingline Loan shall accrue interest at the Base Rate or any other interest rate as agreed between the Parent and the Swingline Lender and shall have an Interest Period (subject to the definition thereof) as agreed between the Parent and the Swingline Lender. The aggregate principal amount of each Swingline Loan shall be not less than $100,000 or a larger multiple of $50,000, or such other minimum amounts agreed to by the Swingline Lender and the Parent. The Swingline Lender will make the proceeds of each Swingline Loan available to the applicable Borrower in Dollars in immediately available funds at the account specified by the Parent in the applicable Notice of Swingline Borrowing not later than 1:00 p.m. (Atlanta, Georgia time) on the requested date of such Swingline Loan.

          (c) The Swingline Lender, at any time and from time to time in its sole discretion, may, on behalf of the Borrowers (which hereby irrevocably authorizes and directs the Swingline Lender to act on their behalf), give a Notice of Revolving Borrowing to the Administrative Agent requesting the Lenders (including the Swingline Lender) to make Base Rate Loans in an amount equal to the unpaid principal amount of any Swingline Loan. Each Lender will make the proceeds of its Base Rate Loan included in such Borrowing available to the Administrative Agent for the account of the Swingline Lender in accordance with Section 2.5, which will be used solely for the repayment of such Swingline Loan.

          (d) If for any reason a Base Rate Borrowing may not be (as determined in the sole discretion of the Administrative Agent), or is not, made in accordance with the foregoing provisions, then each Lender (other than the Swingline Lender) shall purchase an undivided participating interest in such Swingline Loan in an amount equal to its Pro Rata Share thereof on the date that such Base Rate Borrowing should have occurred. On the date of such required purchase, each Lender shall promptly transfer, in immediately available funds, the amount of its participating interest to the Administrative Agent for the account of the Swingline Lender. If such Swingline Loan bears interest at a rate other than the Base Rate, such Swingline Loan shall automatically become a Base Rate Loan on the effective date of any such participation and interest shall become payable on demand.

          (e) Each Lender’s obligation to make a Base Rate Loan pursuant to Section 2.4(c) or to purchase the participating interests pursuant to Section 2.4(d) shall be absolute and unconditional and shall not be affected by any circumstance, including without limitation (i) any setoff, counterclaim, recoupment, defense or other right that such Lender or any other Person may have or claim against the Swingline Lender, any Borrower or any other Person for any reason whatsoever, (ii) the existence of a Default or an Event of Default or the termination of any Lender’s Revolving Commitment, (iii) the existence (or alleged existence) of any event or condition which has had or could reasonably be expected to have a Material Adverse Effect, (iv) any breach of this Agreement or any other Loan Document by any Borrower, the Administrative Agent or any Lender or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing. If such amount is not in fact made available to the Swingline Lender by any Lender, the Swingline Lender shall be entitled to recover such amount on demand from such Lender, together with accrued interest thereon for each day from the date of demand thereof (i) at the Federal Funds Rate until the second Business Day after such demand and (ii) at the Base Rate at all times thereafter. Until such time as such Lender makes its required payment, the Swingline Lender shall be deemed to continue to have outstanding Swingline Loans in the amount of the unpaid participation for all purposes of the Loan Documents. In addition, such Lender shall be deemed to have assigned any and all payments made of principal and interest on its Loans and any other amounts due to it hereunder, to the Swingline Lender to fund the amount of such Lender’s participation interest in such Swingline Loans that such Lender failed to fund pursuant to this Section, until such amount has been purchased in full.

          Section 2.5. Funding of Borrowings.

          (a) Each Lender will make available each Loan to be made by it hereunder on the proposed date thereof by wire transfer in immediately available funds by 11:00 a.m. (Atlanta, Georgia time) to the Administrative Agent at the Payment Office; provided, that the Swingline Loans will be made as set forth in Section 2.4. The Administrative Agent will make such Loans available to the applicable Borrower by promptly crediting the amounts that it receives, in like funds by the close of business on such proposed date, to an account maintained by the applicable Borrower with the Administrative Agent or at such Borrower’s option, by effecting a wire transfer of such amounts to an account designated by the Parent to the Administrative Agent.

          (b) Unless the Administrative Agent shall have been notified by any Lender prior to 5 p.m. (Atlanta, Georgia time) one (1) Business Day prior to the date of a Borrowing in which such Lender is to participate that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on such date, and the Administrative Agent, in reliance on such assumption, may make available to the applicable Borrower on such date a corresponding amount. If such corresponding amount is not in fact made available to the Administrative Agent by such Lender on the date of such Borrowing, the Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender together with interest at the Federal Funds Rate until the second Business Day after such demand and thereafter at the Base Rate. If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent shall promptly notify the Parent, and the Borrowers shall immediately pay such corresponding amount to the Administrative Agent together with interest at the rate specified for such Borrowing. Nothing in this subsection shall be deemed to relieve any Lender from its obligation to fund its Pro Rata Share of any Borrowing hereunder or to prejudice any rights which any Borrower may have against any Lender as a result of any default by such Lender hereunder.

          (c) All Revolving Borrowings shall be made by the Lenders on the basis of their respective Pro Rata Shares. No Lender shall be responsible for any default by any other Lender in its obligations hereunder, and each Lender shall be obligated to make its Loans provided to be made by it hereunder, regardless of the failure of any other Lender to make its Loans hereunder.

          Section 2.6. Interest Elections.

          (a) Each Borrowing initially shall be of the Type specified in the applicable Notice of Borrowing, and in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Notice of Borrowing. Thereafter, the Parent may elect to convert such

Borrowing into a different Type or to continue such Borrowing, and in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Parent may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. This Section shall NOT apply Swingline Borrowings, which may not be converted or continued.

          (b) To make an election pursuant to this Section, the Parent shall give the Administrative Agent prior written notice (or telephonic notice promptly confirmed in writing) of each Borrowing substantially in the form of Exhibit 2.6 (a “Notice of Conversion/Continuation”) that is to be converted or continued, as the case may be, (x) prior to 11:00 a.m. (Atlanta, Georgia time) one (1) Business Day prior to the requested date of a conversion into a Base Rate Borrowing and (y) prior to 11:00 a.m. (Atlanta, Georgia time) three (3) Business Days prior to a continuation of or conversion into a Eurodollar Borrowing. Each such Notice of Conversion/Continuation shall be irrevocable and shall specify (i) the Borrowing to which such Notice of Continuation/Conversion applies and if different options are being elected with respect to different portions thereof, the portions thereof that are to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) shall be specified for each resulting Borrowing); (ii) the effective date of the election made pursuant to such Notice of Continuation/Conversion, which shall be a Business Day, (iii) whether the resulting Borrowing is to be a Base Rate Borrowing or a Eurodollar Borrowing; and (iv) if the resulting Borrowing is to be a Eurodollar Borrowing, the Interest Period applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of “Interest Period”. If any such Notice of Continuation/Conversion requests a Eurodollar Borrowing but does not specify an Interest Period, the Parent shall be deemed to have selected an Interest Period of one month. The principal amount of any resulting Borrowing shall satisfy the minimum borrowing amount for Eurodollar Borrowings and Base Rate Borrowings set forth in Section 2.3.

          (c) If, on the expiration of any Interest Period in respect of any Eurodollar Borrowing, the Parent shall have failed to deliver a Notice of Conversion/Continuation, then, unless such Borrowing is repaid as provided herein, the Parent shall be deemed to have elected to convert such Borrowing to a Base Rate Borrowing. No Borrowing may be converted into, or continued as, a Eurodollar Borrowing if a Default or an Event of Default exists, unless the Administrative Agent and each of the Lenders shall have otherwise consented in writing. No conversion of any Eurodollar Loans shall be permitted except on the last day of the Interest Period in respect thereof.

          (d) Upon receipt of any Notice of Conversion/Continuation, the Administrative Agent shall promptly notify each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

          Section 2.7. Optional Reduction and Termination of Commitments.

          (a) Unless previously terminated, all Commitments shall terminate on the Termination Date.

          (b) Upon at least three (3) Business Days’ prior written notice (or telephonic notice promptly confirmed in writing) to the Administrative Agent (which notice shall be irrevocable), the Borrowers may reduce the Aggregate Revolving Commitment Amount in part or terminate the Aggregate Revolving Commitments in whole; provided, that (i) any partial reduction shall apply to reduce proportionately and permanently the Revolving Commitment of each Lender, (ii) any partial reduction pursuant to this Section 2.7 shall be in an amount of at least $5,000,000 and any larger multiple of $1,000,000, and (iii) no such reduction shall be permitted which would reduce the Aggregate Revolving Commitment Amount to an amount less than the outstanding Revolving Credit Exposures of all Lenders. Any such reduction in the Aggregate Revolving Commitment Amount below the sum of the principal amount of the Swingline Commitment and the LC Commitment shall result in a proportionate reduction (rounded to the next lowest integral multiple of $100,000) in the Swingline Commitment and the LC Commitment.

          Section 2.8. Repayment of Loans.

          (a) The outstanding principal amount of all Revolving Loans shall be due and payable (together with accrued and unpaid interest thereon) on the Termination Date.

          (b) The principal amount of each Swingline Borrowing shall be due and payable (together with accrued and unpaid interest thereon) on the earlier of (i) the last day of the Interest Period applicable to such Borrowing and (ii) the Termination Date.

          Section 2.9. Evidence of Indebtedness. (a) Each Lender shall maintain in accordance with its usual practice appropriate records evidencing the Indebtedness of each Borrower to such Lender resulting from each Loan made by such Lender from time to time, including the applicable Borrower and the amounts of principal and interest payable thereon and paid to such Lender from time to time under this Agreement. The Administrative Agent shall maintain appropriate records in which shall be recorded (i) the Revolving Commitment of each Lender, (ii) the amount of each Loan made hereunder by each Lender, the Class and Type thereof and the Interest Period applicable thereto, (iii) the date of each continuation thereof pursuant to Section 2.6, (iv) the date of each conversion of all or a portion thereof to another Type pursuant to Section 2.6, (v) the date and amount of any principal or interest due and payable or to become due and payable from the applicable Borrower to each Lender hereunder in respect of such Loans and (vi) both the date and amount of any sum received by the Administrative Agent hereunder from any Borrower in respect of the Loans and each Lender’s Pro Rata Share thereof. The entries made in such records shall be prima facie evidence, absent manifest error, of the existence and amounts of the obligations of the Borrowers therein recorded; provided, that the failure or delay of any Lender or the Administrative Agent in maintaining or making entries into any such record or any error therein shall not in any manner affect the obligation of any Borrower to repay the Loans (both principal and unpaid accrued interest) of such Lender in accordance with the terms of this Agreement.

          (b) At the request of any Lender (including the Swingline Lender) at any time, the Borrowers agree that they will execute and deliver to such Lender a Revolving Credit Note and in the case of the Swingline Lender only, a Swingline Note, payable to the order of such

Lender and such Lender agrees, upon receipt of such new Note and request of the Borrower, such Lender will promptly cancel and return any Note replaced by such new Note to the Parent.

          Section 2.10. Optional Prepayments. Each Borrower shall have the right at any time and from time to time to prepay any Borrowing, in whole or in part, without premium or penalty, by giving irrevocable written notice (or telephonic notice promptly confirmed in writing) to the Administrative Agent no later than (i) in the case of prepayment of any Eurodollar Borrowing, 12:00 noon (Atlanta, Georgia time) not less than three (3) Business Days prior to any such prepayment, (ii) in the case of any prepayment of any Base Rate Borrowing, not less than one Business Day prior to the date of such prepayment, and (iii) in the case of Swingline Borrowings, prior to 12:00 noon (Atlanta, Georgia time) on the date of such prepayment. Each such notice shall be irrevocable and shall specify the proposed date of such prepayment and the principal amount of each Borrowing or portion thereof to be prepaid. Upon receipt of any such notice, the Administrative Agent shall promptly notify each affected Lender of the contents thereof and of such Lender’s Pro Rata Share of any such prepayment. If such notice is given, the aggregate amount specified in such notice shall be due and payable on the date designated in such notice, together with accrued interest to such date on the amount so prepaid in accordance with Section 2.12(e); provided, that if a Eurodollar Borrowing is prepaid on a date other than the last day of an Interest Period applicable thereto, the Borrowers jointly and severally shall also pay all amounts required pursuant to Section 2.18. Each partial prepayment of any Revolving Loan shall be in a minimum amount of $1,000,000 and integral multiples of $100,000; each partial prepayment of any Swingline Loan shall have no minimum. Each prepayment of a Borrowing shall be applied ratably to the Loans comprising such Borrowing.

          Section 2.11. Mandatory Prepayments. If at any time the Revolving Credit Exposure of all Lenders exceeds the Aggregate Revolving Commitment Amount, as reduced pursuant to Section 2.7 or otherwise, the Borrowers shall immediately, jointly and severally, repay Swingline Loans and Revolving Loans in an amount equal to such excess, together with all accrued and unpaid interest on such excess amount and any amounts due under Section 2.18. Each prepayment shall be applied first to the Swingline Loans to the full extent thereof, second to the Base Rate Loans to the full extent thereof, and finally to Eurodollar Loans to the full extent thereof. If after giving effect to prepayment of all Swingline Loans and Revolving Loans, the Revolving Credit Exposure of all Lenders exceeds the Aggregate Revolving Commitment Amount, the Borrowers shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Issuing Bank and the Lenders, an amount in cash equal to such excess plus any accrued and unpaid fees thereon to be held as collateral for the LC Exposure. Such account shall be administered in accordance with Section 2.21(g) hereof.

          Section 2.12. Interest on Loans.

          (a) The Borrowers jointly and severally shall pay interest on each Base Rate Loan at the Base Rate in effect from time to time and on each Eurodollar Loan at the Adjusted LIBO Rate for the applicable Interest Period in effect for such Loan, plus, in each case, the Applicable Margin in effect from time to time.

          (b) The Borrowers jointly and severally shall pay interest on each Swingline Loan at the Swingline Rate in effect from time to time.

          (c) While an Event of Default exists or after acceleration, at the option of the Required Lenders, the Borrowers jointly and severally shall pay interest (“Default Interest”) with respect to all Eurodollar Loans at the rate otherwise applicable for the then-current Interest Period plus an additional 2% per annum until the last day of such Interest Period, and thereafter, and with respect to all Base Rate Loans (including all Swingline Loans) and all other Obligations hereunder (other than Loans), at an all-in rate in effect for Base Rate Loans, plus an additional 2% per annum.

          (d) Interest on the principal amount of all Loans shall accrue from and including the date such Loans are made to but excluding the date of any repayment thereof. Interest on all outstanding Base Rate Loans shall be payable quarterly in arrears on the last day of each March, June, September and December and on the Termination Date. Interest on all outstanding Eurodollar Loans shall be payable on the last day of each Interest Period applicable thereto, and, in the case of any Eurodollar Loans having an Interest Period in excess of three months, on each day which occurs every three months after the initial date of such Interest Period, and on the Termination Date. Interest on each Swingline Loan shall be payable on the maturity date of such Loan, which shall be the last day of the Interest Period applicable thereto, and on the Termination Date. Interest on any Loan which is converted into a Loan of another Type or which is repaid or prepaid shall be payable on the date of such conversion or on the date of any such repayment or prepayment (on the amount repaid or prepaid) thereof. All Default Interest shall be payable on demand.

          (e) The Administrative Agent shall determine each interest rate applicable to the Loans hereunder and shall promptly notify the Parent and the Lenders of such rate in writing (or by telephone, promptly confirmed in writing). Any such determination shall be conclusive and binding for all purposes, absent manifest error.

          Section 2.13. Fees.

          (a) The Borrowers jointly and severally shall pay to the Administrative Agent for its own account fees in the amounts and at the times previously agreed upon in writing by the Parent and the Administrative Agent.

          (b) The Borrowers jointly and severally agree to pay to the Administrative Agent for the account of each Lender a commitment fee, which shall accrue at the Applicable Percentage per annum (determined daily in accordance with Schedule I) on the average daily amount of the unused Revolving Commitment of such Lender during the Availability Period..

          (c) The Borrowers jointly and severally agree to pay (i) to the Administrative Agent, for the account of each Lender, a letter of credit fee with respect to its participation in each Letter of Credit, which shall accrue at a rate per annum equal to the Applicable Margin for Eurodollar Loans then in effect on the average daily amount of such Lender’s LC Exposure attributable to such Letter of Credit during the period from and including the date of issuance of such Letter of Credit to but excluding the date on which such Letter of Credit expires or is drawn in full (including without limitation any LC Exposure that remains outstanding after the Termination Date) and (ii) to the Issuing Bank for its own account a fronting fee, which shall accrue at the rate of 0.125% per annum on the average daily amount of the LC Exposure

(excluding any portion thereof attributable to unreimbursed LC Disbursements) during the Availability Period (or until the date that such Letter of Credit is irrevocably cancelled, whichever is later), as well as the Issuing Bank’s standard fees with respect to issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Notwithstanding the foregoing, if the Required Lenders elect to increase the interest rate on the Loans to the Default Interest pursuant to Section 2.12(c), the rate per annum used to calculate the letter of credit fee pursuant to clause (i) above shall automatically be increased by an additional 2% per annum.

          (d) Accrued fees under paragraphs (b) and (c) above shall be payable quarterly in arrears on the last day of each March, June, September and December, commencing on September 30, 2004 and on the Termination Date (and if later, the date the Loans and LC Exposure shall be repaid in their entirety); provided, further that any such fees accruing after the Termination Date shall be payable on demand.

          Section 2.14. Computation of Interest and Fees. Interest hereunder based on the Base Rate and the fees referred to in Section 2.13(b) and (c)(ii) shall be computed on the basis of a year of 365 days (or 366 days in a leap year) and paid for the actual number of days elapsed (including the first day but excluding the last day). All other interest and the fees referred to in Section 2.13(c)(i) shall be computed on the basis of a year of 360 days and paid for the actual number of days elapsed (including the first day but excluding the last day). Each determination by the Administrative Agent of an interest amount or fee hereunder shall be made in good faith and, except for manifest error, shall be final, conclusive and binding for all purposes.

          Section 2.15. Inability to Determine Interest Rates. If prior to the commencement of any Interest Period for any Eurodollar Borrowing:

          (a) the Administrative Agent shall have determined (which determination shall be conclusive and binding upon the Borrowers) that, by reason of circumstances affecting the relevant interbank market, adequate means do not exist for ascertaining LIBOR for such Interest Period, or

          (b) the Administrative Agent shall have received notice from the Required Lenders that the Adjusted LIBO Rate does not adequately and fairly reflect the cost to such Lenders (or Lender, as the case may be) of making, funding or maintaining their (or its, as the case may be) Eurodollar Loans for such Interest Period, the Administrative Agent shall give written notice (or telephonic notice, promptly confirmed in writing) to the Parent and to the Lenders as soon as practicable thereafter. In the case of Eurodollar Loans, until the Administrative Agent shall notify the Parent and the Lenders that the circumstances giving rise to such notice no longer exist, (i) the obligations of the Lenders to make Eurodollar Revolving Loans or to continue or convert outstanding Loans as or into Eurodollar Loans shall be suspended and (ii) all such affected Loans shall be converted into Base Rate Loans on the last day of the then current Interest Period applicable thereto unless the Borrowers prepay such Loans in accordance with this Agreement. Unless the Parent notifies the Administrative Agent at least one Business Day before the date of any Eurodollar Revolving

Borrowing for which a Notice of Revolving Borrowing has previously been given that it elects not to borrow on such date, then such Revolving Borrowing shall be made as a Base Rate Borrowing.

          Section 2.16. Illegality. If any Change in Law shall make it unlawful or impossible for any Lender to make, maintain or fund any Eurodollar Loan and such Lender shall so notify the Administrative Agent, the Administrative Agent shall promptly give notice thereof to the Parent and the other Lenders, whereupon until such Lender notifies the Administrative Agent and the Parent that the circumstances giving rise to such suspension no longer exist, the obligation of such Lender to make Eurodollar Revolving Loans, or to continue or convert outstanding Loans as or into Eurodollar Loans, shall be suspended. In the case of the making of a Eurodollar Revolving Borrowing, such Lender’s Revolving Loan shall be made as a Base Rate Loan as part of the same Revolving Borrowing for the same Interest Period and if the affected Eurodollar Loan is then outstanding, such Loan shall be converted to a Base Rate Loan either (i) on the last day of the then current Interest Period applicable to such Eurodollar Loan if such Lender may lawfully continue to maintain such Loan to such date or (ii) immediately if such Lender shall determine that it may not lawfully continue to maintain such Eurodollar Loan to such date. Notwithstanding the foregoing, the affected Lender shall, prior to giving such notice to the Administrative Agent, designate a different Applicable Lending Office if such designation would avoid the need for giving such notice and if such designation would not otherwise be disadvantageous to such Lender in the good faith exercise of its discretion.

          Section 2.17. Increased Costs.

          (a) If any Change in Law shall:

      (i) impose, modify or deem applicable any reserve, special deposit or similar requirement that is not otherwise included in the determination of the Adjusted LIBO Rate hereunder against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or the Issuing Bank; or

      (ii) impose on any Lender or on the Issuing Bank or the eurodollar interbank market any other condition affecting this Agreement or any Eurodollar Loans made by such Lender or any Letter of Credit or any participation therein;

and the result of either of the foregoing is to increase the cost to such Lender of making, converting into, continuing or maintaining a Eurodollar Loan or to increase the cost to such Lender or the Issuing Bank of participating in or issuing any Letter of Credit or to reduce the amount received or receivable by such Lender or the Issuing Bank hereunder (whether of principal, interest or any other amount), then the Borrowers jointly and severally shall promptly pay, upon written notice from and demand by such Lender on the Parent (with a copy of such notice and demand to the Administrative Agent), to the Administrative Agent for the account of such Lender, within five Business Days after the date of such notice and demand, additional amount or amounts sufficient to compensate such Lender or the Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.

          (b) If any Lender or the Issuing Bank shall have determined that on or after the date of this Agreement any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Bank’s capital (or on the capital of such Lender’s or the Issuing Bank’s parent corporation) as a consequence of its obligations hereunder or under or in respect of any Letter of Credit to a level below that which such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s parent corporation could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Bank’s policies or the policies of such Lender’s or the Issuing Bank’s parent corporation with respect to capital adequacy) then, the Borrowers jointly and severally shall pay to such Lender, as specified below, such additional amounts as will compensate such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s parent corporation for any such reduction suffered.

          (c) A certificate of a Lender or the Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s parent corporation, as the case may be, specified in paragraph (a) or (b) of this Section shall be delivered to the Parent (with a copy to the Administrative Agent) and shall be conclusive, absent manifest error. The Borrowers jointly and severally shall pay any such Lender or the Issuing Bank, as the case may be, such amount or amounts within 10 days after receipt thereof.

          (d) Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or the Issuing Bank’s right to demand such compensation; provided, that the Borrower shall not be required to compensate a Lender or the Issuing Bank under this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender or the Issuing Bank notifies the Borrower of such increased costs or reductions and of such Lender’s or the Issuing Bank’s intention to claim compensation therefor; provided further, that if the Change in Law giving rise to such increased costs or reductions is retroactive, then such 180-day period shall be extended to include the period of such retroactive effect.

          Section 2.18. Funding Indemnity. In the event of (a) the payment of any principal of a Eurodollar Loan other than on the last day of the Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion or continuation of a Eurodollar Loan other than on the last day of the Interest Period applicable thereto or (c) the failure by any Borrower to borrow, prepay, convert or continue any Eurodollar Loan on the date specified in any applicable notice (regardless of whether such notice is withdrawn or revoked), then, in any such event, the Borrowers shall jointly and severally compensate each Lender, within ten (10) days after written demand from such Lender to Parent, for any loss, cost or expense attributable to such event. In the case of a Eurodollar Loan, such loss, cost or expense shall be deemed to include an amount determined by such Lender to be the excess, if any, of (A) the amount of interest that would have accrued on the principal amount of such Eurodollar Loan if such event had not occurred at the Adjusted LIBO Rate applicable to such Eurodollar Loan for the period from the date of such event to the last day of the then current Interest Period therefor (or in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Eurodollar Loan) over (B) the amount of interest that would accrue on the principal amount of such Eurodollar Loan for the same period if the Adjusted LIBO Rate were set on the date such Eurodollar Loan was prepaid or converted or the date on which the applicable Borrower failed to borrow, convert or continue such Eurodollar Loan. A certificate as to any additional amount payable under this Section 2.18 submitted to the Parent by any Lender (with a copy to the Administrative Agent) shall be conclusive, absent manifest error. Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or the Issuing Bank’s right to demand such compensation; provided, that the Borrower shall not be required to compensate a Lender or the Issuing Bank under this Section for any loss, cost or expense incurred more than 180 days prior to the date that such Lender or the Issuing Bank notifies the Borrower of such loss, cost or expense and of such Lender’s or the Issuing Bank’s intention to claim compensation therefor.

          Section 2.19. Taxes.

          (a) Any and all payments by or on account of any obligation of any Borrower hereunder shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided, that if any Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, any Lender or the Issuing Bank (as the case may be) shall receive an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrowers shall make such deductions and (iii) the Borrowers shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

          (b) In addition, the Borrowers jointly and severally shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

          (c) The Borrowers jointly and severally shall indemnify the Administrative Agent, each Lender and the Issuing Bank, within ten (10) days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent, such Lender or the Issuing Bank, as the case may be, on or with respect to any payment by or on account of any obligation of any Borrower hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Parent by a Lender or the Issuing Bank, or by the Administrative Agent on its own behalf or on behalf of a Lender or the Issuing Bank, shall be conclusive absent manifest error.

          (d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by any Borrower to a Governmental Authority, the Parent shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

          (e) Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the Code or any treaty to which the United States is a party, with respect to payments under this Agreement shall deliver to the Parent (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Parent as will permit such payments to be made without withholding or at a reduced rate. Without limiting the generality of the foregoing, each Foreign Lender agrees that it will deliver to the Administrative Agent and the Parent (or in the case of a Participant, to the Lender from which the related participation shall have been purchased), as appropriate, two (2) duly completed copies of (i) Internal Revenue Service Form W-8 ECI, or any successor form thereto, certifying that the payments received from the Borrowers hereunder are effectively connected with such Foreign Lender’s conduct of a trade or business in the United States; or (ii) Internal Revenue Service Form W-8 BEN, or any successor form thereto, certifying that such Foreign Lender is entitled to benefits under an income tax treaty to which the United States is a party which reduces the rate of withholding tax on payments of interest; or (iii) Internal Revenue Service Form W-8 BEN, or any successor form prescribed by the Internal Revenue Service, together with a certificate (A) establishing that the payment to the Foreign Lender qualifies as “portfolio interest” exempt from U.S. withholding tax under Code section 871(h) or 881(c), and (B) stating that (1) the Foreign Lender is not a bank for purposes of Code section 881(c)(3)(A), or the obligation of the Borrowers hereunder is not, with respect to such Foreign Lender, a loan agreement entered into in the ordinary course of its trade or business, within the meaning of that section; (2) the Foreign Lender is not a 10% shareholder of any Borrower within the meaning of Code section 871(h)(3) or 881(c)(3)(B); and (3) the Foreign Lender is not a controlled foreign corporation that is related to the Borrowers within the meaning of Code section 881(c)(3)(C); or (iv) such other Internal Revenue Service forms as may be applicable to the Foreign Lender, including Forms W-8 IMY or W-8 EXP. Each such Foreign Lender shall deliver to the Parent and the Administrative Agent such forms on or before the date that it becomes a party to this Agreement (or in the case of a Participant, on or before the date such Participant purchases the related participation). In addition, each such Foreign Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Foreign Lender. Each such Foreign Lender shall promptly notify the Parent and the Administrative Agent at any time that it determines that it is no longer in a position to provide any previously delivered certificate to the Parent (or any other form of certification adopted by the Internal Revenue Service for such purpose).

          (f) In the event that Administrative Agent or any Lender determines in its sole discretion that it has obtained any refund of Taxes in respect of which an additional payment amount described in subsection 2.7B(ii)(c) was paid, Administrative Agent or such Lender thereupon shall repay to Borrower an amount with respect to such refund equal to any net reduction in Taxes actually obtained by Administrative Agent or such Lender as is attributable to such refund, net of all out-of-pocket expenses of the Administrative Agent or such Lender and without interest (other than interest paid by the relevant taxing authority with respect to such refund); provided, however, that Borrower, upon the request of Administrative Agent or such Lender, agrees to repay the amount paid over to Borrower (plus any penalties, interest or other charges imposed by the relevant taxing authority) to Administrative Agent or such Lender in the event Administrative Agent or such Lender is required to repay such refund to such taxing authority. Nothing in this paragraph shall require Administrative Agent or any Lender to make available to Borrower or any other Person any tax returns or other information Administrative Agent or such Lender deems to be confidential or proprietary.

          Section 2.20. Payments Generally; Pro Rata Treatment; Sharing of Set-offs.

          (a) Each Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Sections 2.17, 2.18 and 2.19, or otherwise) prior to 12:00 noon (Atlanta, Georgia time), on the date when due, in immediately available funds, free and clear of any defenses, rights of set-off, counterclaim or withholding or deduction of taxes. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at the Payment Office, except payments to be made directly to the Issuing Bank or Swingline Lender as expressly provided herein and except that payments pursuant to Sections 2.17, 2.18 and 2.19 and 10.3 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be made payable for the period of such extension. All payments hereunder shall be made in Dollars.

          (b) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.

          (c) If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Revolving Loans or participations in LC Disbursements or Swingline Loans that would result in such Lender receiving payment of a greater proportion of the aggregate amount of its Revolving Loans and participations in LC Disbursements and Swingline Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Revolving Loans and participations in LC Disbursements and Swingline Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Revolving Loans and participations in LC Disbursements and Swingline Loans; provided, that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by any Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements or Swingline Loans to any assignee or participant, other than to any Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against any Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Borrower in the amount of such participation.

          (d) Unless the Administrative Agent shall have received notice from the Parent prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Bank hereunder that the Borrowers will not make such payment, the Administrative Agent may assume that the Borrowers have made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Bank, as the case may be, the amount or amounts due. In such event, if the Borrowers have not in fact made such payment, then each of the Lenders or the Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

          (e) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.4(b), 2.5, 2.21(d) or 10.3(d), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

          Section 2.21. Letters of Credit.

          (a) During the Availability Period, the Issuing Bank, in reliance upon the agreements of the other Lenders pursuant to Section 2.21(d), agrees to issue, at the request of the Parent, Letters of Credit for the account of any Borrower on the terms and conditions hereinafter set forth; provided, that (i) each Letter of Credit shall expire on the earlier of (A) the date one year after the date of issuance of such Letter of Credit (or in the case of any renewal or extension thereof, one year after such renewal or extension) and (B) the date that is five (5) Business Days prior to the Termination Date; (ii) each Letter of Credit shall be in a stated amount of at least $250,000; and (iii) any Borrower may not request any Letter of Credit, if, after giving effect to such issuance (A) the aggregate LC Exposure would exceed the LC Commitment or (B) the aggregate Revolving Credit Exposure of all Lenders would exceed the Aggregate Revolving Commitment Amount. Upon the issuance of each Letter of Credit each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Issuing Bank without recourse a participation in such Letter of Credit equal to such Lender’s Pro Rata Share of the aggregate amount available to be drawn under such Letter of Credit. Each issuance of a Letter of Credit shall be deemed to utilize the Revolving Commitment of each Lender by an amount equal to the amount of such participation.

          (b) To request the issuance of a Letter of Credit (or any amendment, renewal or extension of an outstanding Letter of Credit), the Parent shall give the Issuing Bank and the Administrative Agent irrevocable written notice at least three (3) Business Days prior to the requested date of such issuance specifying the applicable Borrower, the date (which shall be a Business Day) such Letter of Credit is to be issued (or amended, extended or renewed, as the case may be), the expiration date of such Letter of Credit, the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. In addition to the satisfaction of the conditions in Article III, the issuance of such Letter of Credit (or any amendment which increases the amount of such Letter of Credit) will be subject to the further conditions that such Letter of Credit shall be in such form and contain such terms as the Issuing Bank shall approve and that the applicable Borrower shall have executed and delivered any additional applications, agreements and instruments relating to such Letter of Credit as the Issuing Bank shall reasonably require; provided, that in the event of any conflict between such applications, agreements or instruments and this Agreement, the terms of this Agreement shall control.

          (c) At least two Business Days prior to the issuance of any Letter of Credit, the Issuing Bank will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received such notice and if not, the Issuing Bank will provide the Administrative Agent with a copy thereof. Unless the Issuing Bank has received notice from the Administrative Agent on or before the Business Day immediately preceding the date the Issuing Bank is to issue the requested Letter of Credit directing the Issuing Bank not to issue the Letter of Credit because such issuance is not then permitted hereunder because of the limitations set forth in Section 2.21(a) or that one or more conditions specified in Article III are not then satisfied, then, subject to the terms and conditions hereof, the Issuing Bank shall, on the requested date, issue such Letter of Credit in accordance with the Issuing Bank’s usual and customary business practices.

          (d) The Issuing Bank shall examine all documents purporting to represent a demand for payment under a Letter of Credit promptly following its receipt thereof. The Issuing Bank shall notify the Parent and the Administrative Agent of such demand for payment and whether the Issuing Bank has made or will make a LC Disbursement thereunder; provided, that any failure to give or delay in giving such notice shall not relieve any Borrower of its obligation to reimburse the Issuing Bank and the Lenders with respect to such LC Disbursement. The Borrowers jointly and severally shall be irrevocably and unconditionally obligated to reimburse the Issuing Bank for any LC Disbursements paid by the Issuing Bank in respect of such drawing, without presentment, demand or other formalities of any kind. Unless the Parent shall have notified the Issuing Bank and the Administrative Agent prior to 11:00 a.m. (Atlanta, Georgia time) on the Business Day immediately prior to the date on which such drawing is honored that any Borrower intends to reimburse the Issuing Bank for the amount of such drawing in funds other than from the proceeds of Revolving Loans, the Parent shall be deemed to have timely given a Notice of Revolving Borrowing to the Administrative Agent requesting the Lenders to make a Base Rate Borrowing on the date on which such drawing is honored in an exact amount due to the Issuing Bank; provided, that for purposes solely of such Borrowing, the conditions precedents set forth in Section 3.2 hereof shall not be applicable. The Administrative Agent shall notify the Lenders of such Borrowing in accordance with Section 2.3, and each Lender shall make the proceeds of its Base Rate Loan included in such Borrowing available to the

Administrative Agent for the account of the Issuing Bank in accordance with Section 2.5. The proceeds of such Borrowing shall be applied directly by the Administrative Agent to reimburse the Issuing Bank for such LC Disbursement.

          (e) If for any reason a Base Rate Borrowing may not be (as determined in the sole discretion of the Administrative Agent), or is not, made in accordance with the foregoing provisions, then each Lender (other than the Issuing Bank) shall be obligated to fund the participation that such Lender purchased pursuant to subsection (a) in an amount equal to its Pro Rata Share of such LC Disbursement on and as of the date which such Base Rate Borrowing should have occurred. Each Lender’s obligation to fund its participation shall be absolute and unconditional and shall not be affected by any circumstance, including without limitation (i) any setoff, counterclaim, recoupment, defense or other right that such Lender or any other Person may have against the Issuing Bank or any other Person for any reason whatsoever, (ii) the existence of a Default or an Event of Default or the termination of the Aggregate Revolving Commitments, (iii) any adverse change in the condition (financial or otherwise) of any Borrower or any of its Subsidiaries, (iv) any breach of this Agreement by any Borrower or any other Lender, (v) any amendment, renewal or extension of any Letter of Credit or (vi) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing. On the date that such participation is required to be funded, each Lender shall promptly transfer, in immediately available funds, the amount of its participation to the Administrative Agent for the account of the Issuing Bank. Whenever, at any time after the Issuing Bank has received from any such Lender the funds for its participation in a LC Disbursement, the Issuing Bank (or the Administrative Agent on its behalf) receives any payment on account thereof, the Administrative Agent or the Issuing Bank, as the case may be, will distribute to such Lender its Pro Rata Share of such payment; provided, that if such payment is required to be returned for any reason to any Borrower or to a trustee, receiver, liquidator, custodian or similar official in any bankruptcy proceeding, such Lender will return to the Administrative Agent or the Issuing Bank any portion thereof previously distributed by the Administrative Agent or the Issuing Bank to it.

          (f) To the extent that any Lender shall fail to pay any amount required to be paid pursuant to paragraph (d) of this Section 2.21 on the due date therefor, such Lender shall pay interest to the Issuing Bank (through the Administrative Agent) on such amount from such due date to the date such payment is made at a rate per annum equal to the Federal Funds Rate; provided, that if such Lender shall fail to make such payment to the Issuing Bank within three (3) Business Days of such due date, then, retroactively to the due date, such Lender shall be obligated to pay interest on such amount at the Default Rate.

          (g) If any Event of Default shall occur and be continuing, on the Business Day that the Parent receives notice from the Administrative Agent or the Required Lenders demanding the deposit of cash collateral pursuant to this paragraph, the Borrowers shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Issuing Bank and the Lenders, an amount in cash equal to 102% of the LC Exposure as of such date plus any accrued and unpaid fees thereon; provided, that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or notice of any kind, upon the occurrence of any Event of Default with respect to any Borrower described in clause (h) or (i) of Section 8.1. Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Borrowers under this Agreement. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Each Borrower agrees to execute any documents and/or certificates to effectuate the intent of this paragraph. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrowers’ risk and expense, such deposits shall not bear interest. Interest and profits, if any, on such investments shall accumulate in such account. Moneys in such account shall applied by the Administrative Agent to reimburse the Issuing Bank for LC Disbursements for which it had not been reimbursed and to the extent so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrowers for the LC Exposure at such time or, if the maturity of the Loans has been accelerated, with the consent of the Required Lenders, be applied to satisfy other obligations of the Borrowers under this Agreement. If the Borrowers are required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not so applied as aforesaid) shall be returned to the Borrowers within three Business Days after all Events of Default have been cured or waived.

          (h) Promptly following the end of each Fiscal Quarter, the Issuing Bank shall deliver (through the Administrative Agent) to each Lender and the Parent a report describing the aggregate Letters of Credit outstanding at the end of such Fiscal Quarter. Upon the request of any Lender from time to time, the Issuing Bank shall deliver to such Lender any other information reasonably requested by such Lender with respect to each Letter of Credit then outstanding.

          (i) Each Borrower’s obligation to reimburse LC Disbursements hereunder shall be absolute, unconditional and irrevocable and shall be performed strictly in accordance with the terms of this Agreement under all circumstances whatsoever and irrespective of any of the following circumstances:

      (i) Any lack of validity or enforceability of any Letter of Credit or this Agreement;

      (ii) The existence of any claim, set-off, defense or other right which any Borrower or any Subsidiary or Affiliate of any Borrower may have at any time against a beneficiary or any transferee of any Letter of Credit (or any Persons or entities for whom any such beneficiary or transferee may be acting), any Lender (including the Issuing Bank) or any other Person, whether in connection with this Agreement or the Letter of Credit or any document related hereto or thereto or any unrelated transaction;

      (iii) Any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect;

      (iv) Payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document to the Issuing Bank that does not comply with the terms of such Letter of Credit;

      (v) Any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrowers’ obligations hereunder; or

      (vi) The existence of a Default or an Event of Default.

Neither the Administrative Agent, the Issuing Bank, the Lenders nor any Related Party of any of the foregoing shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to above), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank; provided, that the foregoing shall not be construed to excuse the Issuing Bank from liability to any Borrower to the extent of any actual direct damages (as opposed to special, indirect (including claims for lost profits or other consequential damages) or punitive damages, claims in respect of which are hereby waived by each Borrower to the extent permitted by applicable law) suffered by any Borrower that are caused by the Issuing Bank’s failure to exercise care when determining whether drafts or other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree, that in the absence of gross negligence or willful misconduct on the part of the Issuing Bank (as finally determined by a court of competent jurisdiction), the Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented that appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

          (j) Each Letter of Credit shall be subject to the Uniform Customs and Practices for Documentary Credits (1993 Revision), International Chamber of Commerce Publication No. 500, as the same may be amended from time to time, and, to the extent not inconsistent therewith, the governing law of this Agreement set forth in Section 10.5.

          Section 2.22. Increase of Commitments; Additional Lenders.

          (a) So long as no Event of Default has occurred and is continuing, from time to time after the Closing Date, the Parent may, upon at least 30 days’ written notice to the Administrative Agent (who shall promptly provide a copy of such notice to each Lender), who shall promptly notify the Lenders, propose to increase the Aggregate Revolving Commitment Amount up to an amount not to exceed $200,000,000 (the amount of any such increase, the “Additional Commitment Amount”). Each Lender shall have the right for a period of 15 days following receipt of such notice, to elect by written notice to the Parent and the Administrative Agent to increase its Revolving Commitment by a principal amount equal to its Pro Rata Share of the Additional Commitment Amount. No Lender (or any successor thereto) shall have any obligation to increase its Revolving Commitment or its other obligations under this Agreement and the other Loan Documents, and any decision by a Lender to increase its Revolving Commitment shall be made in its sole discretion independently from any other Lender.

          (b) If any Lender shall not elect to increase its Revolving Commitment pursuant to subsection (a) of this Section, the Parent may designate another bank or other financial institution (which may be, but need not be, one or more of the existing Lenders) which at the time agrees to, in the case of any such Person that is an existing Lender, increase its Revolving Commitment and in the case of any other such Person (an “Additional Lender”), become a party to this Agreement; provided, however, that any new bank or financial institution must be acceptable to the Administrative Agent, which acceptance will not be unreasonably withheld or delayed. The sum of the increases in the Revolving Commitments of the existing Lenders pursuant to this subsection (b) plus the Revolving Commitments of the Additional Lenders shall not in the aggregate exceed the unsubscribed amount of the Additional Commitment Amount.

          (c) An increase in the aggregate amount of the Revolving Commitments pursuant to this Section 2.22 shall become effective upon the receipt by the Administrative Agent of an agreement in form and substance satisfactory to the Administrative Agent signed by the Borrowers, by each Additional Lender and by each other Lender whose Revolving Commitment is to be increased, setting forth the new Revolving Commitments of such Lenders and setting forth the agreement of each Additional Lender to become a party to this Agreement and to be bound by all the terms and provisions hereof, together with such evidence of appropriate corporate authorization on the part of the Borrowers with respect to the increase in the Revolving Commitments and such opinions of counsel for the Borrowers with respect to the increase in the Revolving Commitments as the Administrative Agent may reasonably request.

          (d) Upon the acceptance of any such agreement by the Administrative Agent, the Aggregate Revolving Commitment Amount shall automatically be increased by the amount of the Revolving Commitments added through such agreement and Annex I shall automatically be deemed amended to reflect the Revolving Commitments of all Lenders after giving effect to the addition of such Revolving Commitments.

          (e) Upon any increase in the aggregate amount of the Revolving Commitments pursuant to this Section 2.22 that is not pro rata among all Lenders, (x) within five Business Days, in the case of any Base Rate Loans then outstanding, and at the end of the then current Interest Period with respect thereto, in the case of any Eurodollar Loans then outstanding, the Borrowers shall prepay such Loans in their entirety and, to the extent the Borrowers elect to do so and subject to the conditions specified in Article III, the Borrowers shall reborrow Loans from the Lenders in proportion to their respective Revolving Commitments after giving effect to such increase, until such time as all outstanding Loans are held by the Lenders in such proportion and (y) effective upon such increase, the amount of the participations held by each Lender in each Letter of Credit then outstanding shall be adjusted such that, after giving effect to such adjustments, the Lenders shall hold participations in each such Letter of Credit in the proportion its respective Revolving Commitment bears to the aggregate Revolving Commitments after giving effect to such increase.

          Section 2.23. Mitigation of Obligations.. If any Lender requests compensation under Section 2.17, or if any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.19, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the sole judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable under Section 2.17 or Section 2.19, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrowers hereby jointly and severally agree to pay all costs and expenses incurred by any Lender in connection with such designation or assignment.

          Section 2.24. Defaulting Lenders.

          (a) If for any reason any Lender (a “Defaulting Lender”) shall fail or refuse to perform any of its obligations under this Agreement or any other Loan Document to which it is a party within the time period specified for performance of such obligation or, if no time period is specified, if such failure or refusal continues for a period of two Business Days after notice from the Administrative Agent, then, in addition to the rights and remedies that may be available to the Administrative Agent or the Borrowers under this Agreement or applicable law, such Defaulting Lender’s right to participate in the administration of the Loans, this Agreement and the other Loan Documents, including without limitation, any right to vote in respect of, to consent to or to direct any action or inaction of the Administrative Agent or to be taken into account in the calculation of the Required Lenders, shall be suspended during the pendency of such failure or refusal. If a Lender is a Defaulting Lender because it has failed to make timely payment to the Administrative Agent of any amount required to be paid to the Administrative Agent hereunder (without giving effect to any notice or cure periods), in addition to other rights and remedies which the Administrative Agent or any Borrower may have under the immediately preceding provisions or otherwise, the Administrative Agent shall be entitled (i) to collect interest from such Defaulting Lender on such delinquent payment for the period from the date on which the payment was due until the date on which the payment is made at the Federal Funds Rate, (ii) to withhold or setoff and to apply in satisfaction of the defaulted payment and any related interest, any amounts otherwise payable to such Defaulting Lender under this Agreement or any other Loan Document and (iii) to bring an action or suit against such Defaulting Lender in a court of competent jurisdiction to recover the defaulted amount and any related interest. Any amounts received by the Administrative Agent in respect of a Defaulting Lender’s Loans shall not be paid to such Defaulting Lender and shall be held uninvested by the Administrative Agent and either applied against the purchase price of such Loans under the following subsection (b) or paid to such Defaulting Lender upon the Defaulting Lender’s curing of its default.

          (b) Any Lender who is not a Defaulting Lender shall have the right, but not the obligation, in its sole discretion, to acquire all of a Defaulting Lender’s Commitment. Any Lender desiring to exercise such right shall give written notice thereof to the Administrative Agent and the Parent no sooner than 2 Business Days and not later than 5 Business Days after such Defaulting Lender became a Defaulting Lender. If more than one Lender exercises such right, each such Lender shall have the right to acquire an amount of such Defaulting Lender’s Commitment in proportion to the Commitments of the other Lenders exercising such right. If after such 5th Business Day, the Lenders have not elected to purchase all of the Commitment of such Defaulting Lender, then the Parent may, by giving written notice thereof to the Administrative Agent, such Defaulting Lender and the other Lenders, either (i) demand that such Defaulting Lender assign its Commitment to an Eligible Assignee subject to and in accordance with the provisions of Section 10.4(b) for the purchase price provided for below or (ii) terminate the Commitment of such Defaulting Lender, whereupon such Defaulting Lender shall no longer be a party hereto or have any rights or obligations hereunder or under any of the other Loan Documents. No party hereto shall have any obligation whatsoever to initiate any such replacement or to assist in finding an Eligible Assignee. Upon any such purchase or assignment, the Defaulting Lender’s interest in the Loans and its rights hereunder (but not its liability in respect thereof or under the Loan Documents or this Agreement to the extent the same relate to the period prior to the effective date of the purchase) shall terminate on the date of purchase, and the Defaulting Lender shall promptly execute all documents reasonably requested to surrender and transfer such interest to the purchaser or assignee thereof, including an appropriate Assignment and Acceptance and, notwithstanding Section 10.4(b), shall pay to the Administrative Agent an assignment fee in the amount of $1,000. The purchase price for the Commitment of a Defaulting Lender shall be equal to the amount of the principal balance of the Loans outstanding and owed by the Borrowers to the Defaulting Lender. Prior to payment of such purchase price to a Defaulting Lender, the Administrative Agent shall apply against such purchase price any amounts retained by the Administrative Agent pursuant to the last sentence of the immediately preceding subsection (a). The Defaulting Lender shall be entitled to receive amounts owed to it by the Borrowers under the Loan Documents which accrued prior to the date of the default by the Defaulting Lender, to the extent the same are received by the Administrative Agent from or on behalf of the Borrowers. There shall be no recourse against any Lender or the Administrative Agent for the payment of such sums except to the extent of the receipt of payments from any other party or in respect of the Loans.

          Section 2.25. Replacement of Lenders. If any Lender requests compensation under Section 2.17, or if the Borrowers are required to pay any additional amount to any Lender or any Governmental Authority of the account of any Lender pursuant to Section 2.19, or if any Lender is a Defaulting Lender, then the Borrowers may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, (a) require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions set forth in Section 10.4(b) all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender) or (b) if no Default or Event of Default has occurred and is continuing, terminate the Revolving Commitment of such Lender; provided, that (i) prior the replacement of such Lender with an assignee, the Borrowers shall have received the prior written consent of the Administrative Agent, which consent shall not be unreasonably withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal amount of all Loans owed to it, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (in the case of such outstanding principal and accrued interest), if applicable, and from the Borrowers (in the case of all other amounts) and (iii) in the case of a claim for compensation under Section 2.17 or payments required to be made pursuant to Section 2.19, such assignment or termination of Revolving Commitment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation or have its Revolving Commitment terminated if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

ARTICLE III

CONDITIONS PRECEDENT TO LOANS AND LETTERS OF CREDIT

          Section 3.1. Conditions To Effectiveness. The obligations of the Lenders (including the Swingline Lender) to make Loans and the obligation of the Issuing Bank to issue any Letter of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 10.2).

          (a) The Administrative Agent shall have received all fees and other amounts due and payable on or prior to the Closing Date, including reimbursement or payment of all out-of-pocket expenses (including reasonable fees, charges and disbursements of outside counsel to the Administrative Agent) required to be reimbursed or paid by the Borrowers hereunder or under any other Loan Document.

          (b) The Administrative Agent (or its counsel) shall have received the following, each in form and substance satisfactory to the Administrative Agent:

      (i) a counterpart of this Agreement signed by or on behalf of each party hereto or written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement;

      (ii) a duly executed Revolving Credit Note payable to each Lender and a duly executed Swingline Note payable to the Swingline Lender;

      (iii) the Subsidiary Guaranty Agreement duly executed by all Material Subsidiaries that are Domestic Subsidiaries (other than Services and Checkfree Investment);

      (iv) the duly executed Security Agreement and Intellectual Property Security Agreement, together with (A) UCC financing statements and other applicable documents under the laws of the jurisdictions with respect to the perfection of the Liens granted under such agreements, as requested by the Collateral Agent in order to perfect such Liens, duly authorized or executed by Services, (B) copies of favorable UCC, tax, judgment and fixture lien search reports in all necessary or appropriate jurisdictions and under all legal and trade names of Services, indicating that there are no prior Liens on any of the Collateral other than Permitted Encumbrances, and (C) a Perfection Certificate duly completed and executed by Services;

      (v) the Intercreditor Agreement, duly executed by all Secured Parties;

      (vi) a certificate of the Secretary or Assistant Secretary of each Loan Party, attaching and certifying copies of its bylaws and of the resolutions of its boards of directors, or partnership agreement or limited liability company agreement, or comparable organizational documents and authorizations, authorizing the execution, delivery and performance of the Loan Documents to which it is a party and certifying the name, title and true signature of each officer of such Loan Party executing the Loan Documents to which it is a party;

      (vii) certified copies of the articles or certificate of incorporation, certificate of organization or limited partnership, or other registered organizational documents of each Loan Party, together with certificates of good standing or existence, as may be available from the Secretary of State of the jurisdiction of organization of such Loan Party and each other jurisdiction where such Loan Party is required to be qualified to do business as a foreign corporation;

      (viii) a favorable written opinion of Alston & Bird, LLP, counsel to the Loan Parties, addressed to the Administrative Agent and each of the Lenders, and covering such matters relating to the Loan Parties, the Loan Documents and the transactions contemplated therein as the Administrative Agent or the Required Lenders shall reasonably request;

      (ix) a certificate, dated the Closing Date and signed by a Responsible Officer, certifying that (x) no Default or Event of Default exists, (y) all representations and warranties of each Loan Party set forth in the Loan Documents are true and correct and (z) since the date of the financial statements of the Parent described in Section 4.4, there shall have been no change which has had or could reasonably be expected to have a Material Adverse Effect;

      (x) a duly executed Notice of Revolving Borrowing, if applicable;

      (xi) a duly executed funds disbursement agreement;

      (xii) certified copies of all consents, approvals, authorizations, registrations and filings and orders required to be made or obtained under any Requirement of Law, or by any Contractual Obligation of each Loan Party, in connection with the execution, delivery, performance, validity and enforceability of the Loan Documents or any of the transactions contemplated thereby, and such consents, approvals, authorizations, registrations, filings and orders shall be in full force and effect and all applicable waiting periods shall have expired, and no investigation or inquiry by any governmental authority regarding this Agreement or any transaction being financed with the proceeds hereof shall be ongoing;

      (xiii) copies of (A) the internally prepared unaudited quarterly financial statements of Parent and its Subsidiaries on a consolidated basis for the Fiscal Quarter ending on December 31, 2003, and (B) the audited consolidated financial statements for Parent and its Subsidiaries for the Fiscal Year ending June 30, 2003;

      (xiv) certificates of insurance, in form and detail acceptable to the Administrative Agent, describing the types and amounts of insurance (property and liability) covering any of the tangible insurable Collateral maintained by the Services, in each case naming the Administrative Agent as loss payee or additional insured, as the case may be, together with a lender’s loss payable endorsement in form and substance satisfactory to the Administrative Agent; and

      (xv) a certificate, dated the Closing Date and signed by the chief financial officer of each Loan Party, confirming the solvency of each Loan Party before and after giving effect to all transactions contemplated by the Loan Documents.

          Section 3.2. Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing and of the Issuing Bank to issue, amend, renew or extend any Letter of Credit is subject to the satisfaction of the following conditions:

          (a) at the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default or Event of Default shall exist;

          (b) at the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, all representations and warranties of each Loan Party set forth in the Loan Documents shall be true and correct in all material respects on and as of the date of such Borrowing or the date of issuance, amendment, extension or renewal of such Letter of Credit, in each case before and after giving effect thereto (except for such representation and warranties which relate to an earlier date or such changes in factual circumstances as are expressly permitted under the Loan Documents);

          (c) after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, the Net Leverage Ratio as of such date would not be greater than 1.75:1.00; and

          (d) the Administrative Agent shall have received such other documents, certificates, information or legal opinions as the Administrative Agent may reasonably request, all in form and substance reasonably satisfactory to the Administrative Agent.

          Each Borrowing and each issuance, amendment, extension or renewal of any Letter of Credit shall be deemed to constitute a representation and warranty by the Borrowers on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section 3.2.

          Section 3.3. Delivery of Documents. All of the Loan Documents, certificates, legal opinions and other documents and papers referred to in this Article III, unless otherwise specified, shall be delivered to the Administrative Agent for the account of each of the Lenders and, except for the Notes, in sufficient counterparts or copies for each of the Lenders and shall be in form and substance satisfactory in all respects to the Administrative Agent.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

          The Borrower represents and warrants to the Administrative Agent and each Lender as follows:

          Section 4.1. Existence; Power. Each Borrower and each of their Subsidiaries (i) is duly organized, validly existing and in good standing as a corporation, partnership or limited liability company under the laws of the jurisdiction of its organization, (ii) has all requisite power and authority to carry on its business as now conducted, and (iii) is duly qualified to do business, and is in good standing, in each jurisdiction where such qualification is required, except where a failure to be so qualified could not reasonably be expected to result in a Material Adverse Effect.

          Section 4.2. Organizational Power; Authorization. The execution, delivery and performance by each Loan Party of the Loan Documents to which it is a party are within such Loan Party’s organizational powers and have been duly authorized by all necessary organizational, and if required, shareholder, partner or member, action. This Agreement has been duly executed and delivered by each Borrower, and constitutes, and each other Loan Document to which any Loan Party is a party, when executed and delivered by such Loan Party, will constitute, valid and binding obligations of such Borrower or such Loan Party (as the case may be), enforceable against it in accordance with their respective terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

          Section 4.3. Governmental Approvals; No Conflicts. The execution, delivery and performance by each Borrower of this Agreement, and by each Loan Party of the other Loan Documents to which it is a party (a) do not require any consent or approval of, registration or filing with, or any action by, any Governmental Authority, except those as have been obtained or made and are in full force and effect, (b) will not violate any Requirements of Law applicable to any Borrower or any of its Subsidiaries or any judgment, order or ruling of any Governmental Authority, (c) will not violate or result in a default under any indenture, material agreement or other material instrument binding on any Borrower or any of its Subsidiaries or any of its assets or give rise to a right thereunder to require any payment to be made by any Borrower or any of its Subsidiaries and (d) will not result in the creation or imposition of any Lien on any asset of any Borrower or any of its Subsidiaries, except Liens (if any) created under the Loan Documents.

          Section 4.4. Financial Statements. The Parent has furnished to each Lender the audited consolidated balance sheet of the Parent and its Subsidiaries as of June 30, 2003 and the related consolidated statements of income, shareholders’ equity and cash flows for the Fiscal Year then ended prepared by Deloitte & Touche, LLP certified by a Responsible Officer. Such financial statements fairly present the consolidated financial condition of the Parent and its Subsidiaries as of such dates and the consolidated results of operations for such periods in conformity with GAAP consistently applied. Since June 30, 2003, there have been no changes with respect to any Borrower and its Subsidiaries which have had or could reasonably be expected to have, singly or in the aggregate, a Material Adverse Effect.

          Section 4.5. Litigation and Environmental Matters.

          (a) No litigation, investigation or proceeding of or before any arbitrators or Governmental Authorities is pending against or, to the knowledge of the Borrowers, threatened against or affecting any Borrower or any of its Subsidiaries (i) as to which there is a reasonable possibility of an adverse determination that could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect or (ii) which in any manner draws into question the validity or enforceability of this Agreement or any other Loan Document.

          (b) Except for the matters set forth on Schedule 4.5 and except for matters that could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect, none of the Borrowers or any of their Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.

          Section 4.6. Compliance with Laws and Agreements. Each Borrower and each Subsidiary is in compliance with (a) all Requirements of Law and all judgments, decrees and orders of any Governmental Authority and (b) all indentures, agreements or other instruments binding upon it or its properties, except where non-compliance with either of subsections (a) or (b), either singly or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

          Section 4.7. Investment Company Act, Etc. None of the Borrowers nor any of their Subsidiaries is (a) an “investment company” or is “controlled” by an “investment company”, as such terms are defined in, or subject to regulation under, the Investment Company Act of 1940, as amended, (b) a “holding company” as defined in, or subject to regulation under, the Public Utility Holding Company Act of 1935, as amended or (c) otherwise subject to any other regulatory scheme limiting its ability to incur debt.

          Section 4.8. Taxes. Each Borrower and its Subsidiaries and each other Person for whose taxes any Borrower or any Subsidiary are liable have timely filed or caused to be filed all Federal income tax returns and all other material tax returns that are required to be filed by them, and have paid all taxes shown to be due and payable on such returns or on any assessments made against it or its property and all other taxes, fees or other charges imposed on it or any of its property by any Governmental Authority, except where the same are currently being contested in good faith by appropriate proceedings and for which any Borrower or such Subsidiary, as the case may be, has set aside on its books adequate reserves. The charges, accruals and reserves on the books of any Borrower and its Subsidiaries in respect of such taxes are adequate, and no tax liabilities that could be materially in excess of the amount so provided are anticipated.

          Section 4.9. Margin Regulations. None of the proceeds of any of the Loans or Letters of Credit will be used, directly or indirectly, for “purchasing” or “carrying” any “margin stock” with the respective meanings of each of such terms under Regulation U of the Board of Governors of the Federal Reserve System as now and from time to time hereafter in effect or for any purpose that violates the provisions of Regulation U. None of the Borrowers nor any of their Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying “margin stock.”

          Section 4.10. ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect. The present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Statement of Financial Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of such Plan, and the present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of all such underfunded Plans.

          Section 4.11. Ownership of Property.

          (a) Each of the Borrowers and their Subsidiaries has good title to, or valid leasehold interests in, all of its real and personal property material to the operation of its business, including all such properties reflected in the most recent audited consolidated balance sheet of the Parent referred to in Section 4.4 or purported to have been acquired by any Borrower or any Subsidiary after said date (except as sold or otherwise disposed of in the ordinary course of business), in each case free and clear of Liens prohibited by this Agreement. All leases that in the aggregate are material to the business or operations of the Borrowers and their Subsidiaries are valid and subsisting and are in full force.

          (b) Each of the Borrowers and their Subsidiaries owns, or is licensed, or otherwise has the right, to use, all patents, trademarks, service marks, trade names, copyrights and other intellectual property material to its business, and the use thereof by the Borrowers and their Subsidiaries does not infringe in any material respect on the rights of any other Person.

          (c) The properties of the Borrowers and their Subsidiaries are insured with financially sound and reputable insurance companies which are not Affiliates of the Borrowers (other than self insurance through a captive insurance Subsidiary that is not a Material Subsidiary, either initially upon investment into such Subsidiary or thereafter, for liabilities not currently insured by the Borrowers and their Subsidiaries on the Closing Date and other self insurance through such captive insurance Subsidiary as the Required Lenders may approve, such approval not to be unreasonably withheld or delayed), in such amounts with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where any Borrower or any applicable Subsidiary operates.

          Section 4.12. Disclosure. Each Borrower has disclosed to the Lenders all agreements, instruments, and corporate or other restrictions to which the Borrowers and all Subsidiaries are subject, and all other matters known to any of them, that, with respect to any of the foregoing, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. Neither the Information Memorandum nor any of the reports (including without limitation all reports that any Borrower is required to file with the Securities and Exchange Commission), financial statements, certificates or other information furnished by or on behalf of any Borrower to the Administrative Agent or any Lender in connection with the negotiation or syndication of this Agreement or any other Loan Document or delivered hereunder or thereunder (as modified or supplemented by any other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, taken as a whole, in light of the circumstances under which they were made, not misleading; provided, that with respect to projected financial information, the Borrowers represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

          Section 4.13. Labor Relations. There are no strikes, lockouts or other material labor disputes or grievances against any Borrower or any of its Subsidiaries, or, to any Borrower’s knowledge, threatened against or affecting any Borrower or any of its Subsidiaries, and no significant unfair labor practice, charges or grievances are pending against any Borrower or any of its Subsidiaries, or to any Borrower’s knowledge, threatened against any of them before any Governmental Authority which strikes, lockouts, disputes, grievances or charges could individually or in the aggregate, reasonably be expected to cause a Material Adverse Effect.. All payments due from any Borrower or any of its Subsidiaries pursuant to the provisions of any collective bargaining agreement have been paid or accrued as a liability on the books of such Borrower or any such Subsidiary, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

          Section 4.14. Subsidiaries Schedule 4.14 sets forth the name of, the ownership interest of each Borrower in, the jurisdiction of incorporation of, and the type of, each Subsidiary and identifies each Subsidiary that is a Subsidiary Loan Party, in each case as of the Closing Date.

          Section 4.15. Insolvency. After giving effect to the execution and delivery of the Loan Documents, the making of the Loans and issuance of Letters of Credit under this Agreement, neither the Parent nor its Subsidiaries will be “insolvent,” within the meaning of such term as defined in §101 of Title 11 of the United States Code, as amended from time to time, or be unable to pay its debts generally as such debts become due, or have an unreasonably small capital to engage in any business or transaction, whether current or contemplated.

          Section 4.16. OFAC. No Loan Party (i) is a person whose property or interest in property is blocked or subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)), (ii) engages in any dealings or transactions prohibited by Section 2 of such executive order, or is otherwise associated with any such person in any manner violative of Section 2, or (iii) is a person on the list of Specially Designated Nationals and Blocked Persons or subject to the limitations or prohibitions under any other U.S. Department of Treasury’s Office of Foreign Assets Control regulation or executive order.

          Section 4.17. Patriot Act. Each Loan Party is in compliance, in all material respects, with the (i) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (ii) the Uniting And Strengthening America By Providing Appropriate Tools Required To Intercept And Obstruct Terrorism (USA Patriot Act of 2001). No part of the proceeds of the Loans will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

ARTICLE V

AFFIRMATIVE COVENANTS

          Each Borrower covenants and agrees that so long as any Lender has a Commitment hereunder or any Obligation remains unpaid or outstanding:

          Section 5.1. Financial Statements and Other Information. The Parent will deliver to the Administrative Agent and each Lender:

          (a) as soon as available and in any event within 90 days after the end of each Fiscal Year of the Parent, a copy of the annual audited report for such Fiscal Year for the Parent and its Subsidiaries, containing a consolidated balance sheet of the Parent and its Subsidiaries as of the end of such Fiscal Year and the related consolidated statements of income, stockholders’ equity and cash flows (together with all footnotes thereto) of the Parent and its Subsidiaries for such Fiscal Year, setting forth in each case in comparative form the figures for the previous Fiscal Year, all in reasonable detail and reported on by Deloitte & Touche, LLP or other independent public accountants of nationally recognized standing (without a “going concern” or like qualification, exception or explanation and without any qualification or exception as to scope of such audit) to the effect that such financial statements present fairly in all material respects the financial condition and the results of operations of the Parent and its Subsidiaries for such Fiscal Year on a consolidated basis in accordance with GAAP and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards;

          (b) as soon as available and in any event within 45 days after the end of each Fiscal Quarter of the Parent, an unaudited consolidated balance sheet of the Parent and its Subsidiaries as of the end of such Fiscal Quarter and the related unaudited consolidated statements of income and cash flows of the Parent and its Subsidiaries for such Fiscal Quarter and the then elapsed portion of such Fiscal Year, setting forth in each case in comparative form the figures for the corresponding quarter and the corresponding portion of Parent’s previous Fiscal Year;

          (c) concurrently with the delivery of the financial statements referred to in clauses (a) and (b) above, a Compliance Certificate signed by the principal executive officer and the principal financial officer of the Parent;

          (d) concurrently with the delivery of the financial statements referred to in clause (a) above, a certificate of the accounting firm that reported on such financial statements stating whether they obtained any knowledge during the course of their examination of such financial statements of any Default or Event of Default (which certificate may be limited to the extent required by accounting rules or guidelines);

          (e) as soon as available, and in any event within 120 days of the end of each fiscal year, Services shall prepare a list, together with any supporting detail and documentation reasonably requested by the Administrative Agent, classifying each asset of Services as either an asset of the Electronic Commerce Services Division, the Investment Services Division, the Software Division or as otherwise unallocated. Such list shall be prepared by Services’ management in accordance with Financial Accounting Statement 142 and prior practice (“FAS 142 Schedule”), shall otherwise be in form and substance satisfactory to the Administrative Agent, shall be certified by the chief financial officer, chief executive officer or treasurer as being true and correct in all material respect, and shall be incorporated into the Parent’s audited financial statements as prepared by Deloitte & Touche or other independent certified public accountants of recognized national standing;

          (f) as soon as available, and in any event within ten (10) days of the end of each calendar quarter, a report, in form and substance satisfactory to the Administrative Agent, as to all personal tangible property and fixtures of Services as of the last day of such calendar quarter, which shall designate whether such personal tangible property and fixtures are used in connection with or is related to the Business or Electronic Commerce Services Division, the Investment Services Division or the Software Division and shall be accompanied by such supporting detail and documentation reasonably requested by the Administrative Agent, and such report shall be certified by the chief financial officer, chief executive officer or treasurer of Servicer as being true and correct in all material respects;

          (g) promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all functions of said Commission, or with any national securities exchange, or distributed by any Borrower to its shareholders generally, as the case may be; and

          (h) promptly following any request therefor, such other information regarding the results of operations, business affairs and financial condition of any Borrower or any Subsidiary as the Administrative Agent or any Lender may reasonably request.

          Section 5.2. Notices of Material Events. The Borrowers will furnish to the Administrative Agent and each Lender prompt written notice of the following:

          (a) the occurrence of any Default or Event of Default;

          (b) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or, to the knowledge of any Borrower, affecting any Borrower or any Subsidiary which, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;

          (c) the occurrence of any event or any other development by which any Borrower or any of its Subsidiaries (i) fails to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) becomes subject to any Environmental Liability, (iii) receives notice of any claim with respect to any Environmental Liability, or (iv) becomes aware of any basis for any

Environmental Liability and in each of the preceding clauses, which individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect;

          (d) the receipt by any Borrower or any of its Subsidiaries of any written notice of an alleged default or event of default, in respect of any Material Indebtedness of such Borrower or any of its Subsidiaries, or the occurrence of any “Level III Default” under the ACH Programs with SunTrust Bank; and

          (e) the occurrence of any ERISA Event that alone, or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Borrowers and their Subsidiaries in an aggregate amount exceeding $3,000,000.

Each notice delivered under this Section shall be accompanied by a written statement of a Responsible Officer setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

          Section 5.3. Existence; Conduct of Business. Each Borrower will, and will cause each of its Subsidiaries to, do or cause to be done all things necessary to preserve, renew and maintain in full force and effect its legal existence and its respective rights, licenses, permits, privileges, franchises, patents, copyrights, trademarks and trade names material to the conduct of its business and will continue to engage in the same business as presently conducted or such other businesses that are reasonably related thereto; provided, that nothing in this Section shall prohibit any merger, consolidation, liquidation or dissolution permitted under Section 7.3 or 7.6.

          Section 5.4. Compliance with Laws, Etc. Each Borrower will, and will cause each of its Subsidiaries to, comply with all laws, rules, regulations and requirements of any Governmental Authority applicable to its business and properties, including without limitation, all Environmental Laws, ERISA and OSHA, except where the failure to do so, either individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

          Section 5.5. Payment of Obligations. Each Borrower will, and will cause each of its Subsidiaries to, pay and discharge at or before maturity, all of its obligations and liabilities (including without limitation all tax liabilities and claims that could result in a statutory Lien) before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) such Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

          Section 5.6. Books and Records. Each Borrower will, and will cause each of its Subsidiaries to, keep proper books of record and account in which full, true and correct entries shall be made of all dealings and transactions in relation to its business and activities to the extent necessary to prepare the consolidated financial statements of Parent in conformity with GAAP.

          Section 5.7. Visitation, Inspection, Etc. Each Borrower will, and will cause each of its Subsidiaries to, permit any representative of the Collateral Agent, the Administrative

Agent or any Lender, to visit and inspect its properties (including, without limitation, the real estate and Equipment), to conduct audits of the Collateral (including without limitation all Accounts and Inventory and all records relating thereto), to examine its books and records and to make copies and take extracts therefrom, and to discuss its affairs, finances and accounts with any of its officers and with its independent certified public accountants (so long as the Parent shall have an opportunity to be present during any such discussions), all at such reasonable times and as often as the Collateral Agent, the Administrative Agent or any Lender may reasonably request after at least two Business Day’s prior notice to the Parent; provided, however, if an Event of Default has occurred and is continuing, no prior notice shall be required. The Borrowers shall be jointly and severally responsible for payment of all reasonable out-of-pocket expenses incurred by the Collateral Agent and the Administrative Agent for up to two visits per Fiscal Year if no Event of Default has occurred and is continuing, and unlimited visits if an Event of Default has occurred and is continuing.

          Section 5.8. Maintenance of Properties; Insurance. Each Borrower will, and will cause each of its Subsidiaries to, (a) except as otherwise expressly permitted in the Loan Documents, keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted and (b) maintain with financially sound and reputable insurance companies, insurance with respect to its properties and business, and the properties and business of its Subsidiaries, against loss or damage of the kinds customarily insured against by companies in the same or similar businesses operating in the same or similar locations. In addition, and not in limitation of the foregoing, Services shall maintain and keep in force insurance coverage on its Inventory that is a part of the Collateral, as is consistent with best industry practices. Services shall at all times cause the Administrative Agent to be named as loss payee or additional insured with respect to its property that is a part of the Collateral, as the case may be, on all of its casualty and liability policies, and shall keep the lender’s loss payable endorsement delivered at closing in full force and effect.

          Section 5.9. Use of Proceeds and Letters of Credit. Each Borrower will use the proceeds of all Loans to finance working capital needs, fund future Permitted Acquisitions and for other general corporate purposes of the Borrowers and their Subsidiaries. No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that would violate any rule or regulation of the Board of Governors of the Federal Reserve System, including Regulations T, U or X thereof. All Letters of Credit will be used for general corporate purposes.

          Section 5.10. Additional Subsidiaries.

          (a) In the event that, subsequent to the Closing Date, any Person becomes a Material Domestic Subsidiary, whether pursuant to an acquisition or otherwise, (x) the Parent shall promptly notify the Administrative Agent and the Lenders of the creation or acquisition of such Subsidiary and (y) within ten (10) Business Days thereafter, the Borrowers shall cause such Person (i) to join the Subsidiary Guaranty Agreement as a new Subsidiary Loan Party by executing and delivering to the Collateral Agent a supplement to the Subsidiary Guaranty Agreement, and (ii) to deliver all such other documentation (including without limitation, legal opinions and certified organizational documents) and to take all such other actions as such

Subsidiary would have been required to deliver and take pursuant to Section 3.1 if such Subsidiary had been a Loan Party on the Closing Date.

          (b) If the aggregate Consolidated EBITDA or cash, Permitted Investments, short and long term investments, accounts receivable and fixed assets (on a non-consolidated basis) of the Borrowers and the Subsidiary Loan Parties at any time are less than the Aggregate Subsidiary Threshold, then the Borrowers shall cause one or more other Subsidiaries to become additional Subsidiary Loan Parties, by complying with the requirements of clause (a) above with respect to such Subsidiaries, within ten (10) Business Days after such Consolidated EBITDA or cash, Permitted Investments, short and long term investments, accounts receivable and fixed assets, become less than the Aggregate Subsidiary Threshold, so that after including the Consolidated EBITDA and cash, Permitted Investments, short and long term investments, accounts receivable and fixed assets of any such additional Subsidiary Loan Parties, the aggregate Consolidated EBITDA and cash, Permitted Investments, short and long term investments, accounts receivable and fixed assets (on a non-consolidated basis) of the Borrowers and all such Subsidiary Loan Parties would equal or exceed the Aggregate Subsidiary Threshold. The Borrowers may elect at any time to have any Subsidiary become an additional Subsidiary Loan Party as provided in clause (a) above.

          (c) All actions to be taken pursuant to this Section 5.10 shall be at the expense of the Borrowers and the other Loan Parties, and shall be taken to the reasonable satisfaction of the Administrative Agent.

          (d) The Parent may request that any Subsidiary Loan Party be released from, and discharged from its obligations under, the Subsidiary Guaranty Agreement from time to time, and the Administrative Agent shall promptly, at the expense of the Borrowers, so release and discharge any such Subsidiary Loan Party from the Subsidiary Guaranty Agreement to the extent that the Borrowers have certified in reasonable detail satisfactory to the Administrative Agent that after giving effect to such release and discharge, the Borrowers are in compliance with clauses (a) and (b) of this Section 5.10.

          Section 5.11. Further Assurances. The Borrowers will, and will cause each Subsidiary Loan Party to, execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements and other documents), which may be required under any applicable law, or which the Collateral Agent, the Administrative Agent or the Required Lenders may reasonably request, to effectuate the transactions contemplated by the Loan Documents or to grant, preserve, protect or perfect the Liens created by the Security Documents or the validity or priority of such Lien, all at the expense of the Loan Parties. The Borrowers also agree to provide to the Collateral Agent, from time to time upon request, evidence reasonably satisfactory to the Collateral Agent as to the perfection and priority of the Liens created or intended to be created by the Security Documents.

          Section 5.12. Information Regarding Collateral. The Parent will furnish to the Collateral Agent (a) at least thirty (30) days prior written notice of any change in the jurisdiction of organization of Services or any other Credit Party that owns any Collateral and (b) prompt written notice (which shall be no later than 5 Business Days thereafter) of any change (i) in the legal name of Services or such other Credit Party, (ii) in the chief executive office, principal place of business, or principal office in which Services or such other Credit Party maintains books or records relating to Collateral, (iii) in the federal taxpayer identification number or organizational number of Services or such other Credit Party or (iv) in the identity or corporate structure of Services or such other Credit Party. The Parent also agrees promptly to notify the Collateral Agent and the Administrative Agent if any material portion of the Collateral is damaged or destroyed.

ARTICLE VI

FINANCIAL COVENANTS

          Each Borrower covenants and agrees that so long as any Lender has a Commitment hereunder or any Obligation remains unpaid or outstanding:

          Section 6.1. Net Leverage Ratio. The Borrowers will maintain on the last day of each Fiscal Quarter a Net Leverage Ratio of not greater than 1.75:1.00.

          Section 6.2. Fixed Charge Coverage Ratio. The Borrowers will maintain, as of the end of each Fiscal Quarter, commencing with the Fiscal Quarter ending June 30, 2004, a Fixed Charge Coverage Ratio of not less than 2.50:1:00.

          Section 6.3. Consolidated Net Worth. The Borrowers will maintain at all times Consolidated Net Worth of not less than an amount equal to (i) 75% of the Consolidated Net Worth as at December 31, 2003, plus (ii) 50% of Consolidated Net Income on a cumulative basis for all preceding Fiscal Quarters of the Parent, commencing with the Fiscal Quarter ending March 31, 2004; provided, that if Consolidated Net Income is negative in any Fiscal Quarter the amount added for such Fiscal Quarter shall be zero and such negative Consolidated Net Income shall not reduce the amount of Consolidated Net Income added from any previous Fiscal Quarter. The minimum required amount of Consolidated Net Worth set forth above shall be increased by 75% of the amount by which the Parent’s “total stockholders’ equity” is increased as a result of any public or private offering of common stock of the Parent after the Closing Date. Promptly upon the consummation of such offering, the Parent shall notify the Administrative Agent in writing of the amount of such increase in “total stockholders’ equity”.

          Section 6.4. Minimum EBITDA. The Borrowers will maintain, as of the last day of each Fiscal Quarter, a minimum Consolidated EBITDA for the four consecutive Fiscal Quarters ending on such date of $100,000,000.

          Section 6.5. Minimum Cash Balance. The Borrowers shall maintain at all times in domestic accounts, at least $100,000,000 of cash, cash equivalents and marketable securities as determined on a consolidated basis in accordance with GAAP.

ARTICLE VII

NEGATIVE COVENANTS

          Each Borrower covenants and agrees that so long as any Lender has a Commitment hereunder or any Obligation remains unpaid or outstanding:

          Section 7.1. Indebtedness. The Borrowers will not, and will not permit any of their Subsidiaries to, create, incur, assume or suffer to exist any Indebtedness, except:

          (a) Indebtedness created pursuant to the Loan Documents;

          (b) Indebtedness of the Borrowers and their Subsidiaries existing on the date hereof and set forth on Schedule 7.1 and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof (immediately prior to giving effect to such extension, renewal or replacement) or shorten the maturity or the weighted average life thereof;

          (c) unsecured Indebtedness of any Borrower or any Subsidiary owing to any other Borrower or Subsidiary; provided, that any such Indebtedness that is owed by a Subsidiary that is not a Subsidiary Loan Party shall be subject to Section 7.4;

          (d) unsecured Guarantees by any Borrower or any Subsidiary of Indebtedness of any other Borrower or Subsidiary; provided, that Guarantees by any Loan Party of Indebtedness of any Subsidiary that is not a Subsidiary Loan Party shall be subject to Section 7.4;

          (e) Indebtedness incurred with respect to ACH Programs and other similar programs and arrangements for the provision of ACH Services with parties other than Lenders, and any Indebtedness arising under the ARC Transmission Agreement;

          (f) Indebtedness in respect of Hedging Obligations permitted by Section 7.9; and

          (g) other Indebtedness of the Borrowers and their Subsidiaries in an aggregate principal amount not to exceed the greater of (i) 33% of Consolidated EBITDA for the four fiscal quarter period for which financial statements required hereunder have most recently been delivered at the time such Indebtedness is incurred or (ii) $50,000,000 at any time outstanding; provided, however, that (x) no more than $50,000,000 of such Indebtedness may be secured by property of the Borrowers and their Subsidiaries and (y) none of such Indebtedness may be secured by intangible Collateral.

Borrowers will not, and will not permit any Subsidiary to, issue any preferred stock or other preferred equity interests that (i) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise, (ii) is or may become redeemable or repurchaseable by such Borrower or such Subsidiary at the option of the holder thereof, in whole or in part or (iii) is convertible or exchangeable at the option of the holder thereof for Indebtedness or preferred stock or any other preferred equity interests described in this paragraph, on or prior to, in the case of clause (i), (ii) or (iii), the first six months immediately following the Termination Date.

          Section 7.2. Negative Pledge. The Borrowers will not, and will not permit any of their Subsidiaries to, create, incur, assume or suffer to exist any Lien on any of their assets or property now owned or hereafter acquired or, except:

          (a) Liens created in favor of the Collateral Agent pursuant to the Security Documents for the benefit of the Secured Parties;

          (b) Permitted Encumbrances;

          (c) any Liens on any property or asset of any Borrower or any Subsidiary existing on the Closing Date set forth on Schedule 7.2; provided, that such Lien shall not apply to any other property or asset of any Borrower or any Subsidiary;

          (d) Liens securing Indebtedness permitted by Section 7.1(g);

          (e) any Lien (i) existing on any asset of any Person at the time such Person becomes a Subsidiary of any Borrower, (ii) existing on any asset of any Person at the time such Person is merged with or into any Borrower or any Subsidiary of any Borrower or (iii) existing on any asset prior to the acquisition thereof by any Borrower or any Subsidiary of any Borrower; provided, that any such Lien was not created in the contemplation of any of the foregoing and any such Lien secures only those obligations which it secures on the date that such Person becomes a Subsidiary or the date of such merger or the date of such acquisition; and

          (f) extensions, renewals, or replacements of any Lien referred to in paragraphs (a) through (d) of this Section; provided, that the principal amount of the Indebtedness secured thereby is not increased and that any such extension, renewal or replacement is limited to the assets originally encumbered thereby.

          Section 7.3. Fundamental Changes.

          (a) The Borrowers will not, and will not permit any Subsidiary to, merge into or consolidate into any other Person, or permit any other Person to merge into or consolidate with it, or sell, lease, transfer or otherwise dispose of (in a single transaction or a series of transactions) all or substantially all of its assets (in each case, whether now owned or hereafter acquired) or all or substantially all of the stock of any of its Subsidiaries (in each case, whether now owned or hereafter acquired) or liquidate or dissolve; provided, that if at the time thereof and immediately after giving effect thereto, no Default or Event of Default shall have occurred and be continuing (i) any Borrower or any Subsidiary may merge with a Person (other than a merger of a Borrower with another Borrower) if any Borrower (or such Subsidiary if a Borrower is not a party to such merger) is the surviving Person, (ii) any Borrower may merge with another Borrower, provided that if Services is a party to such merger, but is not the surviving Person, the surviving Person has executed and delivered to the Collateral Agent assumption agreements, in form and substance satisfactory to the Collateral Agent, with respect to the Security Agreement and the Intellectual Property Security Agreement, together with (aa) UCC financing statements, amendments and other applicable documents under the laws of the jurisdictions with respect to the perfection of the Liens granted under such agreements, as requested by the Collateral Agent in order to perfect such Liens, duly authorized or executed by such surviving Person, (bb) copies of favorable UCC, tax, judgment and fixture lien search reports in all necessary or appropriate jurisdictions and under all legal and trade names of surviving Person, indicating that there are no prior Liens on any of the Collateral other than Permitted Encumbrances, (cc) a Perfection Certificate duly completed and executed by the surviving Person, (dd) a certificate of the Secretary or Assistant Secretary of the surviving Person, attaching and certifying copies of its certificate of incorporation, bylaws and of the resolutions of its boards of directors, authorizing the execution, delivery and performance of the foregoing documents to which it is a party and certifying the name, title and true signature of each officer of the surviving Person executing such documents, (ee) certificates of good standing or existence, as may be available from the Secretary of State of Delaware and each other jurisdiction where the surviving Person is required to be qualified to do business as a foreign corporation; (ff) a favorable written opinion of Alston & Bird, LLP, counsel to the surviving Person, addressed to the Collateral Agent, the Administrative Agent and each of the Lenders, and covering such matters relating to the surviving Person, the foregoing documents and the transactions contemplated thereby as the Administrative Agent or the Required Lenders shall reasonably request; (iii) any Subsidiary (excluding Services and Checkfree Investment) may merge into another Subsidiary; provided, that if any party to such merger is a Subsidiary Loan Party, either (A) the Subsidiary Loan Party shall be the surviving Person or (B) if the surviving Person was not a Subsidiary Loan Party either (1) such Person shall become a Subsidiary Loan Party immediately upon consummation of such merger and otherwise in accordance with Section 5.10 or (2) the Borrowers shall have certified in reasonable detail satisfactory to the Administrative Agent that after giving effect to such merger, the Borrowers are in compliance with clauses (a) and (b) of this Section 5.10, and (iv) any Subsidiary may sell, transfer, lease or otherwise dispose of all or substantially all of its assets to any Borrower or to any Subsidiary Loan Party, (iv) the Borrowers and their Subsidiaries may eliminate or discontinue business lines and segments from time to time if (A) such action has been approved by the Board of Directors of one of the Borrowers, and (B) such elimination or discontinuance will not jeopardize the Borrowers’ ability to perform under any of the Loan Documents; and (v) any Subsidiary (other than a Subsidiary Loan Party) may liquidate or dissolve if the Borrowers determine in good faith that such liquidation or dissolution is in the best interests of the Borrowers and is not materially disadvantageous to the Lenders; provided, that any such merger involving a Person that is not a wholly-owned Subsidiary immediately prior to such merger shall not be permitted unless also permitted by Section 7.4.

          (b) The Borrowers will not, and will not permit any Subsidiary to, engage in any business other than businesses of the type conducted by the Borrowers and their Subsidiaries on the date hereof and businesses reasonably related thereto.

          Section 7.4. Investments, Loans, Etc. The Borrowers will not, and will not permit any of their Subsidiaries to, purchase, hold or acquire (including pursuant to any merger with any Person that was not a wholly-owned Subsidiary prior to such merger), any common stock, evidence of indebtedness or other securities (including any option, warrant, or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, Guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person (all of the foregoing being collectively called “Investments”), or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person that constitute a business unit, or create or form any Subsidiary, except:

          (a) Investments (other than Permitted Investments) existing on the date hereof and set forth on Schedule 7.4 (including Investments in Subsidiaries);

          (b) Permitted Investments;

          (c) Accounts receivable of any Borrower or any Subsidiary arising from advances made by them in the ordinary course of business;

          (d) cash deposits made in the ordinary course of business pursuant to the requirements of government agencies or public utilities;

          (e) advances resulting in the ordinary course of business from overdrafts in connection with the ACH Programs and other similar programs and arrangements for the provision of ACH Services with parties other than Lenders and in connection with the ARC Transmission Agreement;

          (f) Guarantees constituting Indebtedness permitted by Section 7.1;

          (g) Guarantees of obligations that do not constitute Indebtedness, to the extent guaranteed in the ordinary course of business;

          (h) Investments made by any Borrower or any Subsidiary to or in any other Borrower or Subsidiary; provided, further, that to the extent any Collateral is transferred to a Borrower or Subsidiary that is not a party to the Security Agreement or Intellectual Property Security Agreement, such Person shall (i) have joined the Security Agreement and the Intellectual Property Security Agreement, pursuant to agreements in form and substance satisfactory to the Collateral Agent, and (ii) delivered to the Collateral Agent (aa) UCC financing statements, amendments and other applicable documents under the laws of the jurisdictions with respect to the perfection of the Liens granted under such agreements, as requested by the Collateral Agent in order to perfect such Liens, duly authorized or executed by such Person, (bb) copies of favorable UCC, tax, judgment and fixture lien search reports in all necessary or appropriate jurisdictions and under all legal and trade names of such Person, indicating that there are no prior Liens on any of the Collateral other than Permitted Encumbrances, (cc) a Perfection Certificate duly completed and executed by such Person, (dd) a certificate of the Secretary or Assistant Secretary of such Person, attaching and certifying copies of its certificate of incorporation, bylaws and of the resolutions of its boards of directors, authorizing the execution, delivery and performance of the foregoing documents to which it is a party and certifying the name, title and true signature of each officer of such Person executing such documents, (ee) certificates of good standing or existence, as may be available from the Secretary of State of the jurisdiction of organization of such Person and each other jurisdiction where such Person is required to be qualified to do business as a foreign corporation; and (ff) a favorable written opinion of Alston & Bird, LLP, counsel to such Person, addressed to the Collateral Agent, the Administrative Agent and each of the Lenders, and covering such matters relating to such Person, the foregoing documents and the transactions contemplated thereby as the Administrative Agent or the Required Lenders shall reasonably request;

          (i) loans or advances to employees, officers or directors of any Borrower or any Subsidiary in the ordinary course of business for travel, relocation and related expenses; provided, however, that the aggregate amount of all such loans and advances does not exceed $2,500,000 at any time;

          (j) Hedging Obligations permitted by Section 7.9;

          (k) Permitted Acquisitions; and

          (l) Other Investments which in the aggregate do not exceed $50,000,000 at any time outstanding.

          Section 7.5. Restricted Payments. The Borrowers will not, and will not permit any Subsidiary to, declare or make, or agree to pay or make, directly or indirectly, any dividend on any class of its stock, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, retirement, defeasance or other acquisition of, any shares of common stock or Indebtedness subordinated to the Obligations or Guarantees thereof or any options, warrants, or other rights to purchase such common stock or such Indebtedness, whether now or hereafter outstanding (each, a “Restricted Payment”), except for (i) dividends payable by the Parent solely in shares of any class of its common stock, (ii) Restricted Payments made by any Borrower or Subsidiary to any other Subsidiary or the Parent or, in the case of any cash dividend on any class of stock of a Subsidiary, any other Person, so long as such dividend is paid pro rata to all holders of such Subsidiary’s Capital Stock and (iii) Restricted Payments made in connection with Indebtedness subordinated to the obligations to the extent permitted pursuant to the subordination provisions related thereto.

          Section 7.6. Sale of Assets. The Borrowers will not, and will not permit any Subsidiary to, convey, sell, lease, assign, transfer or otherwise dispose of, any of its assets, business or property, whether now owned or hereafter acquired, or, in the case of any Subsidiary, issue or sell any shares of such Subsidiary’s common stock to any Person other than to any Borrower or a Subsidiary Loan Party (or to qualify directors if required by applicable law), except (a) the sale or other disposition for fair market value of obsolete or worn out property or other property not necessary for operations disposed of in the ordinary course of business; (b) the sale of inventory and Permitted Investments in the ordinary course of business; (c) the sale of assets in any Fiscal Year in amount not to exceed 10% of the book value of the total assets of the Borrowers and their Subsidiaries determined as of the last day of the prior Fiscal Year on a consolidated basis in accordance with GAAP; provided that at no time shall the amount of tangible assets sold pursuant to this clause (c) exceed 10% of the total tangible assets of the Borrowers and their Subsidiaries determined as of the last day of the prior Fiscal Year on a consolidated basis in accordance with GAAP and (d) the Borrowers and their Subsidiaries may eliminate or discontinue business lines and segments from time to time if (A) such action has been approved by the Board of Directors of one of the Borrowers, and (B) such elimination or discontinuance will not jeopardize the Borrowers’ ability to perform under any of the Loan Documents.

          Section 7.7. Transactions with Affiliates. The Borrowers will not, and will not permit any Subsidiary to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) in the ordinary course of business at prices and on terms and conditions not less favorable to such Borrower or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, (b) transactions between or among Loan Parties not involving any other Affiliates, (c) any Restricted Payment permitted by Section 7.5 and (d) transactions with Affiliates described on Schedule 7.7.

          Section 7.8. Restrictive Agreements. The Borrowers will not, and will not permit any Subsidiary to, directly or indirectly, enter into, incur or permit to exist any agreement that prohibits, restricts or imposes any condition upon (a) the ability of any Borrower or any Subsidiary to create, incur or permit any Lien upon any of its assets or properties, whether now owned or hereafter acquired, or (b) the ability of any Subsidiary to pay dividends or other distributions with respect to its common stock, to make or repay loans or advances to any Borrower or any other Subsidiary, to Guarantee Indebtedness of any Borrower or any other Subsidiary or to transfer any of its property or assets to any Borrower or any Subsidiary of any Borrower; provided, that (i) the foregoing shall not apply to restrictions or conditions imposed by law or by this Agreement, any other Loan Document, any ACH Program Document, the ARC Transmission Agreement, any organizational documents relating to SPVs or any agreement set forth on Schedule 7.8, (ii) the foregoing shall not apply to conditions imposed by Hedge Agreements with Lenders limiting creation, incurrence or permitting Liens unless the obligations under such Hedge Agreement are secured pari passu, (iii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided such restrictions and conditions apply only to the Subsidiary that is sold and such sale is permitted hereunder, (iv) clause (a) shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions and conditions apply only to the property or assets securing such Indebtedness and (v) clause (a) shall not apply to customary provisions in leases restricting the assignment thereof.

          Section 7.9. Hedging Transactions. The Borrowers will not, and will not permit any Subsidiary to, enter into any Hedging Transaction, other than Hedging Transactions entered into with any Lender or any Affiliate of a Lender in the ordinary course of business to hedge or mitigate risks to which any Borrower or any Subsidiary is exposed in the conduct of its business or the management of its liabilities. Solely for the avoidance of doubt, each Borrower acknowledges that a Hedging Transaction entered into for speculative purposes or of a speculative nature (which shall be deemed to include any Hedging Transaction under which any Borrower or any of the Subsidiaries is or may become obliged to make any payment (i) in connection with the purchase by any third party of any common stock or any Indebtedness or (ii) as a result of changes in the market value of any common stock or any Indebtedness) is not a Hedging Transaction entered into in the ordinary course of business to hedge or mitigate risks.

          Section 7.10. Amendment to Material Documents. The Borrowers will not, and will not permit any Subsidiary to, amend, modify or waive any of its rights in a manner materially adverse to the Lenders under its certificate of incorporation, bylaws or other organizational documents.

          Section 7.11. Accounting Changes. The Borrowers will not, and will not permit any Subsidiary to, make any significant change in accounting treatment or reporting practices, except as required by GAAP, or change the fiscal year of the Parent or of any Subsidiary, except to change the fiscal year of a Subsidiary to conform its fiscal year to that of the Parent.

ARTICLE VIII

EVENTS OF DEFAULT

          Section 8.1. Events of Default. If any of the following events (each an “Event of Default”) shall occur:

          (a) any Borrower shall fail to pay any principal of any Loan or of any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment or otherwise; or

          (b) any Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount payable under clause (a) of this Section 8.1) payable under this Agreement or any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three (3) Business Days; or

          (c) any representation or warranty made or deemed made by or on behalf of any Borrower or any Subsidiary in or in connection with this Agreement or any other Loan Document (including the Schedules attached thereto) and any amendments or modifications hereof or waivers hereunder, or in any certificate, report, financial statement or other document submitted to the Administrative Agent or the Lenders by any Loan Party or any representative of any Loan Party pursuant to or in connection with this Agreement or any other Loan Document shall prove to be incorrect in any material respect when made or deemed made or submitted; or

          (d) any Borrower shall fail to observe or perform any covenant or agreement contained in Sections 5.1, 5.2, 5.3 (with respect to any Borrower’s existence) or Articles VI or VII; or

          (e) any Loan Party shall fail to observe or perform any covenant or agreement contained in this Agreement (other than those referred to in clauses (a), (b) and (d) above), and such failure shall remain unremedied for 30 days after the earlier of (i) any executive officer of the Borrower becomes aware of such failure, or (ii) notice thereof shall have been given to the Parent by the Administrative Agent or any Lender; or

          (f) the occurrence of a “Level IV Default” under the ACH Master Agreement #1; or

          (g) any Borrower or any Subsidiary (whether as primary obligor or as guarantor or other surety) shall fail to pay any principal of or premium or interest on any Material Indebtedness that is outstanding, when and as the same shall become due and payable (whether at scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument evidencing such Material Indebtedness; or any other event shall occur or condition shall exist under any agreement or instrument relating to such Material Indebtedness and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or permit the acceleration of, the maturity of such Material Indebtedness; or any such Material Indebtedness shall be declared to be due and payable; or required to be prepaid or redeemed (other than by a regularly scheduled required prepayment or redemption), purchased or defeased, or any offer to prepay, redeem, purchase or defease such Indebtedness shall be required to be made, in each case prior to the stated maturity thereof; or

          (h) any Borrower or any Material Subsidiary shall (i) commence a voluntary case or other proceeding or file any petition seeking liquidation, reorganization or other relief under any federal, state or foreign bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a custodian, trustee, receiver, liquidator or other similar official of it or any substantial part of its property, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (i) of this Section, (iii) apply for or consent to the appointment of a custodian, trustee, receiver, liquidator or other similar official for any such Borrower or any such Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, or (vi) take any action for the purpose of effecting any of the foregoing; or

          (i) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of any Borrower or any Material Subsidiary or its debts, or any substantial part of its assets, under any federal, state or foreign bankruptcy, insolvency or other similar law now or hereafter in effect or (ii) the appointment of a custodian, trustee, receiver, liquidator or other similar official for any Borrower or any Material Subsidiary or for a substantial part of its assets, and in any such case, such proceeding or petition shall remain undismissed for a period of 60 days or an order or decree approving or ordering any of the foregoing shall be entered; or

          (j) any Borrower or any Material Subsidiary shall become unable to pay, shall admit in writing its inability to pay, or shall fail to pay, its debts as they become due; or

          (k) an ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with other ERISA Events that have occurred, could reasonably be expected to result in liability to the Borrowers and the Subsidiaries in an aggregate amount exceeding $5,000,000; or

          (l) any judgment or order for the payment of money in excess of $10,000,000 in the aggregate shall be rendered against any Borrower or any Subsidiary, and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be a period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

          (m) any non-monetary judgment or order shall be rendered against any Borrower or any Subsidiary that could reasonably be expected to have a Material Adverse Effect, and there shall be a period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

          (n) a Change in Control shall occur or exist; or

          (o) an Event of Default under any other Loan Document shall occur (and any applicable cure period has expired); or

          (p) any material provision of any Subsidiary Guaranty Agreement shall for any reason cease to be valid and binding on, or enforceable against, any Subsidiary Loan Party, or any Subsidiary Loan Party shall so state in writing, or any Subsidiary Loan Party shall seek to terminate its Subsidiary Guaranty Agreement;

then, and in every such event (other than an event with respect to any Borrower described in clause (h) or (i) of this Section) and at any time thereafter during the continuance of such event, the Administrative Agent may, and upon the written request of the Required Lenders shall, by notice to the Parent, take any or all of the following actions, at the same or different times: (i) terminate the Commitments, whereupon the Commitment of each Lender shall terminate immediately; (ii) declare the principal of and any accrued interest on the Loans, and all other Obligations owing hereunder, to be, whereupon the same shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Borrower, (iii) exercise all remedies contained in any other Loan Document and (iv) exercise any other remedies available at law or in equity; and that, if an Event of Default specified in either clause (h) or (i) shall occur, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon, and all fees, and all other Obligations shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Borrower.

ARTICLE IX

THE ADMINISTRATIVE AGENT

          Section 9.1. Appointment of Administrative Agent. (a) Each Lender irrevocably appoints SunTrust Bank as the Administrative Agent and authorizes it to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent under this Agreement and the other Loan Documents, together with all such actions and powers that are reasonably incidental thereto. The Administrative Agent may perform any of its duties hereunder or under the other Loan Documents by or through any one or more sub-agents or attorneys-in-fact appointed by the Administrative Agent. The Administrative Agent and any such sub-agent or attorney-in-fact may perform any and all of its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions set forth in this Article shall apply to any such sub-agent or attorney-in-fact and the Related Parties of the Administrative Agent, any such sub-agent and any such attorney-in-fact and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

          (b) The Issuing Bank shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith until such time and except for so long as the Administrative Agent may agree at the request of the Required Lenders to act for the Issuing Bank with respect thereto; provided, that the Issuing Bank shall have all the benefits and immunities (i) provided to the Administrative Agent in this Article IX with respect to any acts taken or omissions suffered by the Issuing Bank in connection with Letters of Credit issued by it or proposed to be issued by it and the application and agreements for letters of credit pertaining to the Letters of Credit as fully as if the term “Administrative Agent” as used in this Article IX included the Issuing Bank with respect to such acts or omissions and (ii) as additionally provided in this Agreement with respect to the Issuing Bank.

          Section 9.2. Nature of Duties of Administrative Agent. The Administrative Agent shall not have any duties or obligations except those expressly set forth in this Agreement and the other Loan Documents. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or an Event of Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except those discretionary rights and powers expressly contemplated by the Loan Documents that the Administrative Agent is required to exercise in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.2), and (c) except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Borrower or any of its Subsidiaries that is communicated to or obtained by the Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it, its sub-agents or attorneys-in-fact with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.2) or in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents or attorneys-in-fact selected by it with reasonable care. The Administrative Agent shall not be deemed to have knowledge of any Default or Event of Default unless and until written notice thereof (which notice shall include an express reference to such event being a “Default” or “Event of Default” hereunder) is given to the Administrative Agent by the Parent or any Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements, or other terms and conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article III or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent. The Administrative Agent may consult with legal counsel (including counsel for the Parent) concerning all matters pertaining to such duties.

          Section 9.3. Lack of Reliance on the Administrative Agent. Each of the Lenders, the Swingline Lender and the Issuing Bank acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each of the Lenders, the Swingline Lender and the Issuing Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, continue to make its own decisions in taking or not taking of any action under or based on this Agreement, any related agreement or any document furnished hereunder or thereunder.

          Section 9.4. Certain Rights of the Administrative Agent. If the Administrative Agent shall request instructions from the Required Lenders with respect to any action or actions (including the failure to act) in connection with this Agreement, the Administrative Agent shall be entitled to refrain from such act or taking such act, unless and until it shall have received instructions from such Lenders; and the Administrative Agent shall not incur liability to any Person by reason of so refraining. Without limiting the foregoing, no Lender shall have any right of action whatsoever against the Administrative Agent as a result of the Administrative Agent acting or refraining from acting hereunder in accordance with the instructions of the Required Lenders where required by the terms of this Agreement.

          Section 9.5. Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed, sent or made by the proper Person. The Administrative Agent may also rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (including counsel for the Parent), independent public accountants and other experts selected by it and shall not be liable for any action taken or not taken by it in accordance with the advice of such counsel, accountants or experts.

          Section 9.6. The Administrative Agent in its Individual Capacity. The bank serving as the Administrative Agent shall have the same rights and powers under this Agreement and any other Loan Document in its capacity as a Lender as any other Lender and may exercise or refrain from exercising the same as though it were not the Administrative Agent; and the terms “Lenders”, “Required Lenders”, “holders of Notes”, or any similar terms shall, unless the context clearly otherwise indicates, include the Administrative Agent in its individual capacity. The bank acting as the Administrative Agent and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of business with any Borrower or any Subsidiary or Affiliate of any Borrower as if it were not the Administrative Agent hereunder.

          Section 9.7. Successor Administrative Agent.

          (a) The Administrative Agent may resign at any time by giving notice thereof to the Lenders and the Parent. Upon any such resignation, the Required Lenders shall have the right to appoint a successor Administrative Agent, subject to the approval by the Parent provided that no Default or Event of Default shall exist at such time. If no successor Administrative

Agent shall have been so appointed, and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of resignation, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Bank, appoint a successor Administrative Agent, which shall be a commercial bank organized under the laws of the United States of America or any state thereof or a bank which maintains an office in the United States, having a combined capital and surplus of at least $500,000,000.

          (b) Upon the acceptance of its appointment as the Administrative Agent hereunder by a successor, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents. If within 45 days after written notice is given of the retiring Administrative Agent’s resignation under this Section 9.7 no successor Administrative Agent shall have been appointed and shall have accepted such appointment, then on such 45th day (i) the retiring Administrative Agent’s resignation shall become effective, (ii) the retiring Administrative Agent shall thereupon be discharged from its duties and obligations under the Loan Documents and (iii) the Required Lenders shall thereafter perform all duties of the retiring Administrative Agent under the Loan Documents until such time as the Required Lenders appoint a successor Administrative Agent as provided above. After any retiring Administrative Agent’s resignation hereunder, the provisions of this Article IX shall continue in effect for the benefit of such retiring Administrative Agent and its representatives and agents in respect of any actions taken or not taken by any of them while it was serving as the Administrative Agent.

          Section 9.8. Authorization to Execute other Loan Documents. Each Lender hereby authorizes the Administrative Agent to execute on behalf of all Lenders all Loan Documents other than this Agreement.

          Section 9.9. Syndication Agent; Documentation Agents. Each Lender hereby appoints Bank of America, N.A. as the Syndication Agent and each of KeyBank National Association, US Bank and BNP Paribas as a Documentation Agent, and hereby acknowledges and agrees that the Syndication Agent and Documentation Agents shall have no duties or responsibilities hereunder in its capacity as such.

ARTICLE X

MISCELLANEOUS

          Section 10.1. Notices.

          (a) Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications to any party herein to be effective shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

To the Borrowers:	CheckFree Corporation

4411 East Jones Bridge Road
Norcross, Georgia 30093
Attention: Treasurer
Telecopy Number: (678) 375-2627

With a copy to:	CheckFree Corporation
4411 E. Jones Bridge Rd
Norcross, GA 30092
Attention: General Counsel
Fax: (678) 375-3235

To the Administrative Agent:	SunTrust Bank
303 Peachtree Street, N. E., 3rd Floor
Atlanta, Georgia 30308
Attention: Brian Peters, Managing Director
Telecopy Number: (404) 827-6118

With a copy to:	SunTrust Bank Agency Services
303 Peachtree Street, N. E./25th Floor
Atlanta, Georgia 30308
Attention: Doris Folsom
Telecopy Number: (404) 658-4906

and

King & Spalding LLP
191 Peachtree St., NE
Atlanta, GA 30303
Attention: Carolyn Z. Alford
Telecopy Number: (404) 572-5100

To the Issuing Bank:	SunTrust Bank
25 Park Place, N. E./Mail Code 3706
Atlanta, Georgia 30303
Attention: Jon Conley
Telecopy Number: (404) 588-8129

To the Swingline Lender:	SunTrust Bank
Agency Services
303 Peachtree Street, N.E./25th Floor
Atlanta, Georgia 30308
Attention: Ms. Doris Folsom
Telecopy Number: (404) 658-4906

To any other Lender:	the address set forth in the Administrative
Questionnaire

Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All such notices and other communications shall, when transmitted by overnight delivery, or faxed, be effective when delivered for overnight (next-day) delivery, or transmitted in legible form by facsimile machine, respectively, or if mailed, upon the third Business Day after the date deposited into the mail or if delivered, upon delivery; provided, that notices delivered to the Administrative Agent, the Issuing Bank or the Swingline Bank shall not be effective until actually received by such Person at its address specified in this Section 10.1.

          (b) Any agreement of the Administrative Agent and the Lenders herein to receive certain notices by telephone or facsimile is solely for the convenience and at the request of the Parent. The Administrative Agent and the Lenders shall be entitled to rely on the authority of any Person purporting to be a Person authorized by the Parent to give such notice and the Administrative Agent and Lenders shall not have any liability to any Borrower or other Person on account of any action taken or not taken by the Administrative Agent or the Lenders in reliance upon such telephonic or facsimile notice. The obligation of each Borrower to repay the Loans and all other Obligations hereunder shall not be affected in any way or to any extent by any failure of the Administrative Agent and the Lenders to receive written confirmation of any telephonic or facsimile notice or the receipt by the Administrative Agent and the Lenders of a confirmation which is at variance with the terms understood by the Administrative Agent and the Lenders to be contained in any such telephonic or facsimile notice.

          Section 10.2. Waiver; Amendments.

          (a) No failure or delay by the Administrative Agent, the Issuing Bank or any Lender in exercising any right or power hereunder or any other Loan Document, and no course of dealing between any Borrower and the Administrative Agent or any Lender, shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power or any abandonment or discontinuance of steps to enforce such right or power, preclude any other or further exercise thereof or the exercise of any other right or power hereunder or thereunder. The rights and remedies of the Administrative Agent, the Issuing Bank and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies provided by law. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by any Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or the issuance of a Letter of Credit shall not be construed as a waiver of any Default or Event of Default, regardless of whether the Administrative Agent, any Lender or the Issuing Bank may have had notice or knowledge of such Default or Event of Default at the time.

          (b) No amendment or waiver of any provision of this Agreement or the other Loan Documents, nor consent to any departure by any Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by each Borrower and the Required Lenders or each Borrower and the Administrative Agent with the consent of the Required Lenders and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, that no amendment or waiver shall: (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby, (iii) postpone the date fixed for any payment of any principal of, or interest on, any Loan or LC Disbursement or interest thereon or any fees hereunder or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date for the termination or reduction of any Commitment, without the written consent of each Lender affected thereby, (iv) change Section 2.20 (b) or (c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, (v) change any of the provisions of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders which are required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the consent of each Lender; (vi) except as provided in Section 5.10(d), release any guarantor or limit the liability of any such guarantor under any guaranty agreement, without the written consent of each Lender; or (vii) release all or substantially all collateral (if any) securing any of the Obligations or agree to subordinate any Lien in such collateral to any other creditor of any Borrower or any Subsidiary, without the written consent of each Lender; provided further, that no such agreement shall amend, modify or otherwise affect the rights, duties or obligations of the Administrative Agent, the Swingline Bank or the Issuing Bank without the prior written consent of such Person. Notwithstanding the foregoing, any provision of this Agreement may be amended by an agreement in writing entered into by each Borrower, the Required Lenders and the Administrative Agent (and, if their rights, duties or obligations are affected thereby, the Issuing Bank and the Swingline Lender) if (i) by the terms of such agreement the Commitment of each Lender not consenting to the amendment provided for therein shall terminate (but such Lender shall continue to be entitled to the benefits of Sections 2.17, 2.18, and 2.19 and 10.3) upon the effectiveness of such amendment and (ii) at the time such amendment becomes effective, each Lender not consenting thereto receives payment in full principal of and interest accrued on each Loan made by it and all other amounts owing to it or accrued for its account under this Agreement and is released from its obligations hereunder.

          Section 10.3. Expenses; Indemnification.

          (a) Each Borrower shall jointly and severally pay (i) all reasonable, out-of-pocket costs and expenses of the Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of outside counsel for the Administrative Agent and its Affiliates, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of the Loan Documents and any amendments, modifications or waivers thereof (whether or not the transactions contemplated in this Agreement or any other Loan Document shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket costs and expenses (including, without limitation, the reasonable fees, charges and disbursements of outside counsel) incurred by the Administrative Agent, the Issuing Bank or any Lender in connection with the enforcement or protection of its rights in connection with this Agreement, including its rights under this Section, or in connection with the Loans made or any Letters of Credit issued hereunder.

          (b) Each Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender and the Issuing Bank, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), and shall indemnify and hold harmless each Indemnitee from all fees, time charges and disbursements for attorneys who may be employees of any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any third party, any Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or Release of Hazardous Materials on or from any property owned or operated by any Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to any Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by any third party, any Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto, provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by any Borrower or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if any Borrower or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.

          (c) Each Borrower shall pay, and hold the Administrative Agent and each of the Lenders harmless from and against, any and all present and future stamp, documentary, and other similar taxes with respect to this Agreement and any other Loan Documents, any collateral described therein, or any payments due thereunder, and save the Administrative Agent and each Lender harmless from and against any and all liabilities with respect to or resulting from any delay or omission to pay such taxes.

          (d) To the extent that the Borrowers fail to pay any amount required to be paid to the Administrative Agent, the Issuing Bank or the Swingline Lender under clauses (a), (b) or (c) hereof, each Lender severally agrees to pay to the Administrative Agent, the Issuing Bank or the Swingline Lender, as the case may be, such Lender’s Pro Rata Share (determined as of the time that the unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided, that the unreimbursed expense or indemnified payment, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, the Issuing Bank or the Swingline Lender in its capacity as such.

          (e) To the extent permitted by applicable law, no Borrower shall assert, and each Borrower hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to actual or direct damages) arising out of, in connection with or as a result of, this Agreement or any agreement or instrument contemplated hereby, the transactions contemplated therein, any Loan or any Letter of Credit or the use of proceeds thereof.

          (f) All amounts due under this Section shall be payable promptly after written demand therefor.

          Section 10.4. Successors and Assigns.

          (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by any Borrower without such consent shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

          (b) Any Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that (i) except in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund with respect to a Lender, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000, in the case of any assignment of a Revolving Commitment, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Parent otherwise consents (each such consent not to be unreasonably withheld or delayed), (ii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Commitment assigned, except that this clause (ii) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate Commitments on a non-pro rata basis, and (iii) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee of $1,000, and the Eligible Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire. Upon (i) the execution and delivery of the Assignment and Acceptance by the assigning Lender and assignee Lender, (ii) acceptance and recording thereof by the Administrative Agent pursuant to paragraph (c) of this Section, (iii) consent thereof from the Parent to the extent required pursuant to this clause (b) and (iv) if such assignee Lender is a Foreign Lender, compliance by such Person with Section 2.19(e), from and after the effective date specified in each Assignment and Acceptance, the Eligible Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.17, 2.18, 2.19 and 10.3. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section.

          (c) The Administrative Agent, acting solely for this purpose as an agent of the Parent, shall maintain at one of its offices in Atlanta, Georgia a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and each Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by any Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

          (d) Any Lender may, without the consent of, or notice to, the Borrowers, the Administrative Agent, the Swingline Bank or the Issuing Bank sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) each Borrower, the Administrative Agent, the Swingline Bank, the Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver with respect to the following to the extent affecting such Participant: (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby, (iii) postpone the date fixed for any payment of any principal of, or interest on, any Loan or LC Disbursement or interest thereon or any fees hereunder or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date for the termination or reduction of any Commitment, without the written consent of each Lender affected thereby, (iv) change Section 2.20(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, (v) change any of the provisions of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders which are required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the consent of each Lender; (vi) except as provided in Section 5.10(d), release any guarantor or limit the liability of any such guarantor under any guaranty agreement without the written consent of each Lender except to the extent such release is expressly provided under the terms of the Guaranty Agreement; or (vii) release all or substantially all collateral (if any) securing any of the Obligations. Subject to paragraph (e) of this Section, each Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.17, 2.18, and 2.19 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.7 as though it were a Lender, provided such Participant agrees to be subject to Section 10.7 as though it were a Lender.

          (e) A Participant shall not be entitled to receive any greater payment under Section 2.17 and Section 2.19 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Parent’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.19 unless the Parent is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrowers, to comply with Section 2.19(e) as though it were a Lender.

          (f) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

          Section 10.5. Governing Law; Jurisdiction; Consent to Service of Process.

          (a) This Agreement and the other Loan Documents shall be construed in accordance with and be governed by the law (without giving effect to the conflict of law principles thereof) of the State of Georgia.

          (b) Each Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the non-exclusive jurisdiction of the United States District Court of the Northern District of Georgia, and of any state court of the State of Georgia located in Fulton County and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document or the transactions contemplated hereby or thereby, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such Georgia state court or, to the extent permitted by applicable law, such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent, the Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Borrower or its properties in the courts of any jurisdiction.

          (c) Each Borrower irrevocably and unconditionally waives any objection which it may now or hereafter have to the laying of venue of any such suit, action or proceeding described in paragraph (b) of this Section and brought in any court referred to in paragraph (b) of this Section. Each of the parties hereto irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

          (d) Each party to this Agreement irrevocably consents to the service of process in the manner provided for notices in Section 10.1. Nothing in this Agreement or in any other Loan Document will affect the right of any party hereto to serve process in any other manner permitted by law.

          Section 10.6. WAIVER OF JURY TRIAL. EACH PARTY HERETO IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

          Section 10.7. Right of Setoff. In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, each Lender and the Issuing Bank shall have the right, at any time or from time to time upon the occurrence and during the continuance of an Event of Default, without prior notice to the Parent, any such notice being expressly waived by the Parent to the extent permitted by applicable law, to set off and apply against all deposits (general or special, time or demand, provisional or final) of any Borrower at any time held or other obligations at any time owing by such Lender and the Issuing Bank to or for the credit or the account of any Borrower against any and all Obligations held by such Lender or the Issuing Bank, as the case may be, irrespective of whether such Lender or the Issuing Bank shall have made demand hereunder and although such Obligations may be unmatured. Each Lender and the Issuing Bank agree promptly to notify the Administrative Agent and the Parent after any such set-off and any application made by such Lender and the Issuing Bank, as the case may be; provided, that the failure to give such notice shall not affect the validity of such set-off and application.

          Section 10.8. Counterparts; Integration. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by telecopy), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. This Agreement, the other Loan Documents, and any separate letter agreement(s) relating to any fees payable to the Administrative Agent constitute the entire agreement among the parties hereto and thereto regarding the subject matters hereof and thereof and supersede all prior agreements and understandings, oral or written, regarding such subject matters.

          Section 10.9. Survival. All covenants, agreements, representations and warranties made by each Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, the Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.17, 2.18, 2.19, and 10.3 and Article IX shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof. All representations and warranties made herein, in the certificates, reports, notices, and other documents delivered pursuant to this Agreement shall survive the execution and delivery of this Agreement and the other Loan Documents, and the making of the Loans and the issuance of the Letters of Credit.

          Section 10.10. Severability. Any provision of this Agreement or any other Loan Document held to be illegal, invalid or unenforceable in any jurisdiction, shall, as to such jurisdiction, be ineffective to the extent of such illegality, invalidity or unenforceability without affecting the legality, validity or enforceability of the remaining provisions hereof or thereof; and the illegality, invalidity or unenforceability of a particular provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

          Section 10.11. Confidentiality. Each of the Administrative Agent, the Issuing Bank and each Lender agrees to take normal and reasonable precautions to maintain the confidentiality of any information designated in writing as confidential and provided to it by any Borrower or any Subsidiary, except that such information may be disclosed (i) to any Related Party of the Administrative Agent, the Issuing Bank or any such Lender, including without limitation accountants, legal counsel and other advisors, so long as such information remains confidential, (ii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (iii) to the extent requested by any regulatory agency or authority, (iv) to the extent that such information becomes publicly available other than as a result of a breach of this Section, or which becomes available to the Administrative Agent, the Issuing Bank, any Lender or any Related Party of any of the foregoing on a non-confidential basis from a source other than any Borrower, (v) in connection with the exercise of any remedy hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, and (vi) subject to provisions substantially similar to this Section 10.11, to any actual or prospective assignee or Participant or to any prospective contractual counterparty (or its advisor) to any securitization, hedge or other derivative transaction, or (vii) with the consent of the Parent. Any Person required to maintain the confidentiality of any information as provided for in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such information as such Person would accord its own confidential information.

          Section 10.12. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which may be treated as interest on such Loan under applicable law (collectively, the “Charges”), shall exceed the maximum lawful rate of interest (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by a Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Rate to the date of repayment, shall have been received by such Lender.

          Section 10.13. Waiver of Effect of Corporate Seal. Each Borrower represents and warrants that neither it nor any other Loan Party is required to affix its corporate seal to this Agreement or any other Loan Document pursuant to any requirement of law or regulation, agrees that this Agreement is delivered such Borrower under seal and waives any shortening of the statute of limitations that may result from not affixing the corporate seal to this Agreement or such other Loan Documents.

ARTICLE XI

CROSS GUARANTY

          Section 11.1. Cross Guaranty. Each Borrower hereby agrees that such Borrower is jointly and severally liable for, and hereby absolutely and unconditionally guarantees to the Administrative Agent and the Lenders and their respective successors and assigns, the full and prompt payment (whether at stated maturity, by acceleration or otherwise) and performance of, all Obligations owed or hereafter owing to the Administrative Agent and the Lenders by each other Borrower. Each Borrower agrees that its guaranty obligation hereunder is a continuing guaranty of payment and performance and not of collection, that its obligations under this Article XI shall not be discharged until payment and performance, in full, of the Obligations has occurred, and that its obligations under this Article XI shall be absolute and unconditional, irrespective of, and unaffected by;

          (a) the genuineness, validity, regularity, enforceability or any future amendment of, or change in, this Agreement, any other Loan Document or any other agreement, document or instrument to which any Borrower is or may become a party;

          (b) the absence of any action to enforce this Agreement (including this Article XI) or any other Loan Document or the waiver or consent by the Administrative Agent and the Lenders with respect to any of the provisions thereof;

          (c) the existence, value or condition of, or failure to perfect its Lien against, any security for the Obligations or any action, or the absence of any action, by the Administrative Agent and the Lenders in respect thereof (including the release of any such security);

          (d) the insolvency of any Loan Party; or

          (e) any other action or circumstances that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor.

Each Borrower shall be regarded, and shall be in the same position, as principal debtor with respect to the Obligations guaranteed hereunder.

          Section 11.2. Waivers by Borrowers. Each Borrower expressly waives all rights it may have now or in the future under any statute, or at common law, or at law or in equity, or otherwise, to compel the Administrative Agent or the Lenders to marshal assets or to proceed in respect of the Obligations guaranteed hereunder against any other Loan Party, any other party or against any security for the payment and performance of the Obligations before proceeding against, or as a condition to proceeding against, such Borrower. It is agreed among each Borrower, the Administrative Agent and the Lenders that the foregoing waivers are of the essence of the transaction contemplated by this Agreement and the other Loan Documents and that, but for the provisions of this Article XI and such waivers, the Administrative Agent and the Lenders would decline to enter into this Agreement.

          Section 11.3. Benefit of Guaranty. Each Borrower agrees that the provisions of this Article XI are for the benefit of the Administrative Agent and the Lenders and their respective successors, transferees, endorsees and assigns, and nothing herein contained shall impair, as between any other Borrower and the Administrative Agent or the Lenders, the obligations of such other Borrower under the Loan Documents.

          Section 11.4. Subordination of Subrogation, Etc. Notwithstanding anything to the contrary in this Agreement or in any other Loan Document, and except as set forth in Article XI., each Borrower hereby agrees not to exercise any and all rights at law or in equity to subrogation, reimbursement, exoneration, contribution, indemnification or set off and any and all defenses available to a surety, guarantor or accommodation co-obligor until such time as the Obligations are paid in full and the Commitments and this Agreement are terminated. Each Borrower acknowledges and agrees that this provision is intended to benefit the Administrative Agent and the Lenders and shall not limit or otherwise affect such Borrower’s liability hereunder or the enforceability of this Article XI, and that the Administrative Agent, the Lenders and their respective successors and assigns are intended third party beneficiaries of the waivers and agreements set forth in this Section 11.4.

          Section 11.5. Election of Remedies. If the Administrative Agent or any Lender may, under applicable law, proceed to realize its benefits under any of the Loan Documents giving the Administrative Agent or such Lender a Lien upon any Collateral, whether owned by any Borrower or by any other Person, either by judicial foreclosure or by non-judicial sale or enforcement, the Administrative Agent or any Lender may, at its sole option, determine which of its remedies or rights it may pursue without affecting any of its rights and remedies under this Article XI. If, in the exercise of any of its rights and remedies, the Administrative Agent or any Lender shall forfeit any of its rights or remedies, including its right to enter a deficiency judgment against any Borrower or any other Person, whether because of any applicable laws pertaining to “election of remedies” or the like, each Borrower hereby consents to such action by the Administrative Agent or such Lender and waives any claim based upon such action, even if such action by the Administrative Agent or such Lender shall result in a full or partial loss of any rights of subrogation that each Borrower might otherwise have had but for such action by the Administrative Agent or such Lender. Any election of remedies that results in the denial or impairment of the right of the Administrative Agent or any Lender to seek a deficiency judgment against any Borrower shall not impair any other Borrower’s obligation to pay the full amount of the Obligations. In the event the Administrative Agent or any Lender shall bid at any foreclosure or trustee’s sale or at any private sale permitted by law or the Loan Documents, the Administrative Agent or such Lender may bid all or less than the amount of the Obligations and the amount of such bid need not be paid by the Administrative Agent or such Lender but shall be credited against the Obligations. The amount of the successful bid at any such sale, whether the Administrative Agent, the Lender or any other party is the successful bidder, shall be conclusively deemed to be the fair market value of the Collateral and the difference between such bid amount and the remaining balance of the Obligations shall be conclusively deemed to be the amount of the Obligations guaranteed under this Article XI, notwithstanding that any present or future law or court decision or ruling may have the effect of reducing the amount of any deficiency claim to which Administrative Agent or any Lender might otherwise be entitled but for such bidding at any such sale.

          Section 11.6. Limitation. Notwithstanding any provision herein contained to the contrary, each Borrower’s liability under this Article XI (which liability is in any event in addition to amounts for which such Borrower is primarily liable under Article II) shall be limited to an amount not to exceed as of any date the greater of:

          (a) the net amount of all Loans advanced to any other Borrower under this Agreement and then re-loaned or otherwise transferred to, or for the benefit of, such Borrower; and

          (b) the amount that could be claimed by the Administrative Agent and the Lenders from such Borrower under this Article XI without rendering such claim voidable or avoidable under Section 548 of Chapter 11 of the Bankruptcy Code or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act or similar statute or common law after taking into account, among other things, such Borrower’s right of contribution and indemnification from each other Borrower under Section 11.7.

          Section 11.7. Contribution with Respect to Guaranty Obligations.

          (a) To the extent that any Borrower shall make a payment under this Article XI of all or any of the Obligations (other than Loans made to that Borrower for which it is primarily liable) (a “Guarantor Payment”) that, taking into account all other Guarantor Payments then previously or concurrently made by any other Borrower, exceeds the amount that such Borrower would otherwise have paid if each Borrower had paid the aggregate Obligations satisfied by such Guarantor Payment in the same proportion that such Borrower’s “Allocable Amount” (as defined below) (as determined immediately prior to such Guarantor Payment) bore to the aggregate Allocable Amounts of each of the Borrowers as determined immediately prior to the making of such Guarantor Payment, then, following indefeasible payment in full in cash of the Obligations and termination of the Commitments, such Borrower shall be entitled to receive contribution and indemnification payments from, and be reimbursed by, each other Borrower for the amount of such excess, pro rata based upon their respective Allocable Amounts in effect immediately prior to such Guarantor Payment.

          (b) As of any date of determination, the “Allocable Amount” of any Borrower shall be equal to the maximum amount of the claim that could then be recovered from such Borrower under this Article XI without rendering such claim voidable or avoidable under Section 548 of Chapter 11 of the Bankruptcy Code or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act or similar statute or common law.

          (c) This Section 11.7 is intended only to define the relative rights of Borrowers and nothing set forth in this Section 11.7 is intended to or shall impair the obligations of Borrowers, jointly and severally, to pay any amounts as and when the same shall become due and payable in accordance with the terms of this Agreement, including Section 11.1. Nothing contained in this Section 11.7 shall limit the liability of any Borrower to pay the Loans made directly or indirectly to that Borrower and accrued interest, Fees and expenses with respect thereto for which such Borrower shall be primarily liable.

          (d) The parties hereto acknowledge that the rights of contribution and indemnification hereunder shall constitute assets of the Borrower to which such contribution and indemnification is owing.

          (e) The rights of the indemnifying Borrowers against other Credit Parties under this Section 11.7 shall be exercisable upon the full and indefeasible payment of the Obligations and the termination of the Commitments.

          Section 11.8. Liability Cumulative. The liability of Borrowers under this Article XI is in addition to and shall be cumulative with all liabilities of each Borrower to the Administrative Agent and the Lenders under this Agreement and the other Loan Documents to which such Borrower is a party or in respect of any Obligations or obligation of the other Borrower, without any limitation as to amount, unless the instrument or agreement evidencing or creating such other liability specifically provides to the contrary.

(remainder of page left intentionally blank)

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed under seal in the case of the Borrowers by their respective authorized officers as of the day and year first above written.

CHECKFREE CORPORATION

By	/s/ David E. Mangum

Name:	David E. Mangum
Title:	Executive Vice President and
Chief Financial Officer

CHECKFREE SERVICES CORPORATION

By	/s/ David E. Mangum

Name:	David E. Mangum
Title:	Executive Vice President and
Chief Financial Officer

CHECKFREE INVESTMENT CORPORATION

By	/s/ David E. Mangum

Name:	David E. Mangum
Title:	Executive Vice President and
Chief Financial Officer

[SIGNATURE PAGE TO REVOLVING CREDIT AGREEMENT]

SUNTRUST BANK, as Administrative Agent, as Issuing Bank, as Swingline Lender and as a Lender

By	/s/ Brian K. Peters

Name:	Brian K. Peters
Title:	Managing Director

[SIGNATURE PAGE TO REVOLVING CREDIT AGREEMENT]

BANK OF AMERICA, N.A. as a Lender

By	/s/ Brian L. Martin

Name:	Brian L. Martin
Title:	Vice President

[SIGNATURE PAGE TO REVOLVING CREDIT AGREEMENT]

KEYBANK NATIONAL ASSOCIATION as a Lender

By	/s/ Jeff Kalinowski

Name:	Jeff Kalinowski
Title:	Vice President

[SIGNATURE PAGE TO REVOLVING CREDIT AGREEMENT]

US BANK, NATIONAL ASSOCIATION, as a
Lender

By	/s/ John Holland

Name:	John Holland
Title:	Senior Vice President

[SIGNATURE PAGE TO REVOLVING CREDIT AGREEMENT]

BNP PARIBAS, as a Lender

By	/s/ Henry F. Setina

Name:	Henry F. Setina
Title:	Director

By	/s/ Jeff Tebeaux

Name:	Jeff Tebeaux
Title:	Vice President

[SIGNATURE PAGE TO REVOLVING CREDIT AGREEMENT]

REGIONS BANK, as a Lender
By	/s/ W. Brad Davis

Name:	W. Brad Davis
Title:	Vice President

[SIGNATURE PAGE TO REVOLVING CREDIT AGREEMENT]

BRANCH BANKING & TRUST COMPANY, as a Lender

By	/s/ McKie M. Trottey

Name:	McKie M. Trottey
Title:	Vice President

[SIGNATURE PAGE TO REVOLVING CREDIT AGREEMENT]

MIZUHO CORPORATE BANK, LTD., as a
Lender

By	/s/ Bertram Tang

Name:	Bertram Tang
Title:	Senior Vice President &
Team Leader

[SIGNATURE PAGE TO REVOLVING CREDIT AGREEMENT]

ANNEX I

Lender	Revolving Commitment Amount
SunTrust Bank	$30,000,000
Bank of America, N.A.	$30,000,000
KeyBank National Association	$30,000,000
US Bank, National Association	$25,000,000
BNP Paribas	$25,000,000
Regions Bank	$15,000,000
Branch Banking & Trust Company	$15,000,000
Mizuho Corporate Bank, Ltd.	$15,000,000

Annex 1

SCHEDULE I

APPLICABLE MARGIN AND APPLICABLE PERCENTAGE

		Applicable Margin		Applicable
Pricing		for Eurodollar	Applicable Margin	Percentage for
Level	Leverage Ratio	Loans	for Base Rate Loans	Commitment Fee
I	Less than 0.50: 1.00	1.00%	0.00%	0.20%
II	Greater than or equal to 0.50:1.00 but less than 1.00:1.00	1.25%	0.25%	0.25%
III	Greater than or equal to 1.00:1.00 but less than 1.50:1.00	1.50%	0.50%	0.30%
IV	Greater than or equal to 1.50:1.00	2.00%	1.00%	0.35%